Exhibit 10.4
Dated March 25, 2022
FERGUSON PLC

SUMITOMO MITSUI BANKING CORPORATION, LONDON BRANCH
(as Mandated Lead Arranger)

SMBC BANK INTERNATIONAL PLC
(as Agent)

REVOLVING FACILITY AGREEMENT US$500,000,000

1. Definitions and interpretation	1
2. The Facility	19
3. Purpose	21
4. Conditions of utilisation	21
5. Utilisation	22
6. Extension option	23
7. Repayment	23
8. Prepayment and cancellation	24
9. Interest	27
10. Interest periods	27
11. Changes to the calculation of interest	28
12. Fees	29
13. Tax gross up	29
14. Increased costs	39
15. Other indemnities	40
16. Mitigation by the Finance Parties	41
17. Costs and expenses	42
18. Guarantee and indemnity	42
19. Representations	46
20. Information Undertakings	50
21. General Undertakings	54
22. Events of Default	59
23. Changes to the Lenders	63
24. Changes to the Obligors	67
25. Role of the Agent and the Mandated Lead Arranger	69
26. Conduct of business by the Finance Parties	77
27. Sharing among the Finance Parties	77
28. Payment mechanics	78
29. Contractual Recognition of Bail-In	81
30. Set-off	83
31. Notices	83
32. Calculations and certificates	85
33. Partial invalidity	85
34. Remedies and Waivers	85
35. Amendments and Waivers	85
36. Confidentiality	89
37. Confidentiality of Funding Rates	93
38. Lending affiliates	94
39. Counterparts	99
40. USA Patriot Act	99
41. Trial by jury	99
42. Governing law	99
43. Enforcement	99
Schedule 1 The Original Parties	101
Schedule 2 Conditions precedent	102
Schedule 3 Utilisation Request	103
Schedule 4 Form of Transfer Certificate	104
Schedule 5 Form of Accession Letter	105

1

2

THIS AGREEMENT is dated March 25, 2022
BETWEEN:
(1)FERGUSON PLC (incorporated in Jersey under registered number 128484);
(2)FERGUSON UK HOLDINGS LIMITED (incorporated in England and Wales under registered number 00029846) (together with Ferguson plc, the Original Borrowers and the Original Guarantors);
(3)SUMITOMO MITSUI BANKING CORPORATION, LONDON BRANCH (the Mandated Lead Arranger);
(4)THE FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 (The Original Parties) as Lenders (the Original Lenders);
(5)SMBC BANK INTERNATIONAL PLC as existing agent (the Existing Agent); and
(6)SMBC BANK INTERNATIONAL PLC as agent of the Lenders (the Agent).
IT IS AGREED as follows:
1.Definitions and interpretation
1.1Definitions
In this Agreement:
2015 USPP Notes means the 3.43% Series I guaranteed senior notes due 2022, the 3.73% Series J guaranteed senior notes due 2025 and the 3.83% Series K guaranteed senior notes due 2027, each issued by Wolseley Capital Inc. on 25 June 2015.
2017 USPP Notes means the 3.30% Series L guaranteed senior notes due 2023, the 3.44% Series M guaranteed senior notes due 2024, the 3.51% Series N guaranteed senior notes due 2026 and the floating rate Series O guaranteed senior notes due 2023, each issued by Wolseley Capital Inc. on 30 November 2017.
2018 Bonds means the US$750,000,000 4.5% notes due 2028 issued by Ferguson Finance plc.
2020 Bonds means the US$600,000,000 3.25% notes due 2030 issued by Ferguson Finance plc.
2020 Facility Agreement means the US$1,100,000,000 facility agreement dated 10 March 2020 between, among others, the Original Borrowers, the Original Guarantors and ING Bank N.V., London Branch as agent.
Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Limited or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.
Accession Letter means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).
Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).
Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).
Additional Obligor means an Additional Borrower or an Additional Guarantor.

Adjusted Reference Rate means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread and, if that rate is less than zero, the Adjusted Reference Rate shall be deemed to be zero.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agreed Material Subsidiary means Ferguson Enterprises LLC for so long as such person remains a member of the Group.
Anti-Terrorism Laws means the OFAC Laws and Regulations, the Executive Order, the USA Patriot Act, the BSA and any other applicable requirements of law and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking or the prevention and detection of money laundering violations, in each case, of the United States or any member state of the European Union.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Period means the period from and including the date of this Agreement to and including the date falling one Month prior to the applicable Termination Date.
Available Commitment means a Lender’s Commitment minus:
(a)the amount of its participation in any outstanding Loans; and
(b)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
Available Facility means the aggregate for the time being of each Lender’s Available Commitment.
Bank Levy means:
(a)the bank levy imposed by the United Kingdom, as set out in the Finance Act 2011;
(b)the bank levy imposed by the Government of the Republic of France, as set out in the Finance Bill 2011;
(c)the bank levy imposed by the Federal Republic of Germany, as set out in the Bank Restructuring Act published in the Federal Law Gazette on 14 December 2010; or
(d)any levy or tax of a similar nature to those described in paragraphs (a), (b) or (c) above proposed, announced or imposed on or before the date of this Agreement in any other jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions, but disregarding any provision thereof that is more onerous than the provisions as announced or otherwise in force on the date of this Agreement.
Basel III means:
(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(b)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” or the “Basel III framework”.
Board means the Board of Governors of the Federal Reserve System of the United States (or any successor).
Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).
Break Costs means the amount (if any) by which:
(a)the interest (excluding Margin and the impact of any benchmark zero floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
BSA means the United States Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Jersey and:
(a)New York; and
(b)(in relation to the fixing of an interest rate) which is a US Government Securities Business Day.
Code means the United States Internal Revenue Code of 1986, as amended from time to time.
Commitment means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading “Commitment (US$)” in Part C of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
Confidential Information means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the Group or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or
(B)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate.
Confidentiality Undertaking means a confidentiality undertaking substantially in the recommended form of the LMA as set out in Schedule 13 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent.
Consolidated Total Assets means, at any time, the total assets of the Parent and its Subsidiaries that would be shown on a consolidated balance sheet of the Parent and its Subsidiaries as of such time prepared in accordance with the relevant GAAP.
Credit Adjustment Spread means:

(a)for any Interest Period of 1 Month, 0.05 per cent;
(b)for any Interest Period of 3 Months, 0.10 per cent; and
(c)for any Interest Period of 6 Months, 0.15 per cent.
CTA means the United Kingdom Corporation Tax Act 2009.
Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing in each case as specified in Clause 22 (Events of Default)) be an Event of Default.
Defaulting Lender means any Lender:
(a)which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or

(B)a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Designated Person means a person:
(a)listed in the annex to, or otherwise subject to the provisions of, an Executive Order;
(b)listed on any Lists; or
(c)owned or controlled by, or acting for or on behalf of, any person referred to in (a) or (b) above.
Disruption Event means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents;
and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
EBIT means, in relation to any period, operating profit as reported in the annual or semi-annual consolidated financial statements of the Parent for the period, before taking into account:
(a)interest, commissions, discounts and other fees incurred or received or receivable by any member of the Group in respect of Financial Indebtedness or other finance charges deducted in calculating operating profit;
(b)tax;
(c)any share of profit of any associated company or undertaking, except for dividends received in cash by any member of the Group; and
(d)all exceptional items as defined in the Group’s financial statements.
Environment means all or any of the following: the air including air within buildings (and other natural or man-made structures above or below ground), water (including ground and surface water) and land (including surface and sub-surface soil).
Environmental Approval means any permit, licence, authorisation, consent or other approval required by or issued in connection with any Environmental Law.
Environmental Law means all applicable laws and regulations having legal effect and relating to the protection of the Environment.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
ERISA Affiliate means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent under section 414 of the Code or that is treated as under common control with the Parent under section 4001 of ERISA.
Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).
Excluded Priority Indebtedness means, at any time, the sum (without double counting) of:
(a)the aggregate of the outstanding principal amount of Financial Indebtedness up to an amount not exceeding the Receivables Cap (or its equivalent in other currency or currencies) of the Group secured by Security permitted by paragraph (i) of Clause 21.5 (Negative Pledge); and
(b)the aggregate of the outstanding Financial Indebtedness of the type described in paragraph (f) of the definition of Financial Indebtedness.
Executive Order means the United States Executive Order No. 13224, 66 Fed. Reg. 49079, on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 23 September 2001.
Facility means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
FATCA means:
(a)sections 1471 through 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US an any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:
(a)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Ferguson Receivables Facility means the receivables purchase facility under an agreement dated 31 July 2013 (as amended from time to time) between (amongst others) Ferguson Receivables, LLC as seller and Royal Bank of Canada as administrative agent.
Finance Document means this Agreement, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Parent.
Finance Party means the Agent, the Mandated Lead Arranger or a Lender.
Financial Indebtedness means any indebtedness in respect of:
(a)moneys borrowed and debit balances at banks;
(b)any debenture, bond, note, loan stock or other security;
(c)any acceptance or documentary credit being acceptances or documentary credits in respect of finance obligations but excluding acceptance or documentary credits in respect of trade performance obligations;
(d)receivables sold or discounted (otherwise than those accounted for under the relevant GAAP on a non-recourse basis);
(e)the acquisition cost of any assets to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;
(f)any leases and hire purchase agreements (whether in respect of land, machinery, equipment or otherwise) which would be shown as liabilities in a balance sheet in accordance with the relevant GAAP;
(g)interest swap, cap or collar arrangements (and the amount of such indebtedness shall be the mark-to-market valuation of such transaction at the relevant time);
(h)currency swap, cap or collar arrangements (and the amount of such indebtedness shall be the mark-to-market valuation of such transaction at the relevant time);
(i)amounts raised under any other transaction which is required to be shown as financial indebtedness in accordance with the relevant GAAP; or
(j)any guarantee, indemnity or similar assurance against financial loss of any person in respect of indebtedness of a type referred to in (a) to (i) above, but any calculation of the aggregate of the Financial Indebtedness of the Group and any calculation hereunder:
(i)shall not include any indebtedness of one member of the Group to another member of the Group; and
(ii)shall be on the basis that no amount shall be taken into account more than once in the same calculation.
Fitch means Fitch Ratings Limited.
Fraudulent Transfer Law means any applicable United States Bankruptcy Law (including, without limitation, Section 548 of Title 10 of the United States Bankruptcy Code) or any United States state fraudulent transfer or conveyance law.
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 11.3 (Cost of Funds).

GAAP means:
(a)in relation to the Parent, US GAAP;
(b)in relation to Ferguson UK Holdings Limited, accounting principles, standards and practices generally accepted from time to time in the United Kingdom and issued or adopted by the Accounting Standards Board of the United Kingdom; and
(c)in relation to any other Obligor, accounting principles, standards and practices generally accepted from time to time in that Obligor’s jurisdiction of incorporation.
Group means the Parent and its Subsidiaries for the time being and, for the purposes of Clause 19.7 (Financial Statements) shall include subsidiary undertakings (within the meaning of Section 1162 of the Companies Act 2006) of the Parent and member of the Group shall be construed accordingly.
Guarantee Principles means the principles set out in Schedule 9 (Guarantee Principles).
Guarantor means the Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary and includes a holding company within the meaning of Article 2 and 2A of the Jersey Companies Law.
Impaired Agent means the Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Agent otherwise rescinds or repudiates a Finance Document;
(c)(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Increase Confirmation means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).
Increase Lender has the meaning given to that term in Clause 2.2 (Increase).
Insolvency Event in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, all other than by way of an Undisclosed Administration;
(h)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(i)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
Interpolated Term SOFR means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)the applicable Term SOFR (as of the Specified Time) for the shortest period (for which that Term SOFR is available) which exceeds the Interest Period of that Loan.
IRS means the U.S. Internal Revenue Service.
ITA means the United Kingdom Income Tax Act 2007.
Jersey means the Bailiwick of Jersey.
Jersey Companies Law means the Companies (Jersey) Law 1991.
Lender means:
(a)any Original Lender; and
(b)any bank or financial institution which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase), or Clause 23 (Changes to the Lenders),
which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
Lists means the list of Specially Designated Nationals and Blocked Persons maintained by OFAC and/or on any other similar list of any United States or European Union governmental organisation.
LMA means the Loan Market Association.
Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Majority Lenders means:
(a)if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent of the Total Commitments immediately prior to the reduction); or
(b)at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔ per cent of all the Loans then outstanding.
Margin means 0.625 per cent. per annum.
Margin Stock means margin stock or margin security within the meaning of Regulations T, U and X.
Market Disruption Rate means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread.
Marketable Securities means certificates of deposit, gilt-edged securities or other EU, UK or US governmental securities which are freely tradable, units in Sociétés d’Investissement à Capital Variable (managed by reputable banks or financial institutions), commercial paper rated at least A1/P1 by Standard and Poor’s Corporation or Moody’s Investor Services, Inc., UK Certificates of Tax Deposit, such other liquid investments as the Parent may from time to time agree in writing with the Agent (acting on instructions of the Majority Lenders) and such other liquid investments as may be agreed pursuant to the 2020 Facility Agreement.
Material Adverse Effect means a material adverse effect on:
(a)the ability of the Obligors (taken together) to perform their payment obligations under the Finance Documents; or
(b)the validity or enforceability of any material provision of the Finance Documents; or

(c)for the purposes of Clause 19 (Representations) only, the business operations, affairs, financial condition, assets or properties of the Group taken as a whole.
Material Subsidiary means, at any time:
(a)subject to the proviso below, the Agreed Material Subsidiary; or
(b)any Subsidiary:
(i)the net assets of which represents at least 10 per cent of the consolidated net assets of the Group; or
(ii)whose earnings before interest and tax (calculated in the same manner as EBIT, but by reference to the company concerned) represents 10 per cent or more of the EBIT of the Group, calculated by reference to the latest audited financial consolidated statements of the Parent and the latest audited financial statements of the relevant Subsidiary (unconsolidated, in the case of a Subsidiary which itself has any Subsidiaries), provided always that the Agreed Material Subsidiary shall cease to be a Material Subsidiary if its net assets or earnings before interest and tax calculated as above do not satisfy either of the thresholds set out in subparagraphs (b)(i) or (b)(ii) above.
Moody’s means Moody’s Investors Service Limited.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Multiemployer Plan means any Plan that is a multiemployer plan (as such term is defined in section 4001(a)(3) of ERISA).
New Holding Company has the meaning given to it in Clause 8.2 (Change of control).
New Lender has the meaning given to that term in Clause 23 (Changes to the Lenders).
Non-U.S. Plan means any plan, fund or other similar program that:
(a)is established or maintained outside the United States of America by an Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment; and
(b)is not subject to ERISA or the Code.
Obligor means a Borrower or a Guarantor.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.
OFAC Laws and Regulations means the Executive Order or regulations of OFAC codified at 30 C.F.R., Subtitle B, Chapter V.
Original Financial Statements means:
(a)in relation to the Parent, the financial statements of the Group for the period ending on 31 July 2021;
(b)in relation to Ferguson UK Holdings Limited, its audited financial statements for its financial year ended 31 July 2021; and
(c)in relation to any other Obligor, its audited financial statements (if any) delivered to the Agent as required by Clause 24 (Changes to the Obligors).
Original Obligor means an Original Borrower or an Original Guarantor.
Parent means Ferguson plc (incorporated in Jersey under registered number 128484) or, following a Permitted Change of Control as defined in Clause 8.2 (Change of control), the New Holding Company from the date it accedes to this Agreement.
Party means a party to this Agreement.
PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
Permitted Change of Control has the meaning given to it in Clause 8.2 (Change of control).
Plan means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I or IV of ERISA or section 412 of the Code that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by either Obligor or any ERISA Affiliate or with respect to which either Obligor or any ERISA Affiliate may have any actual or contingent, direct or indirect liability.
Pre-Approved Jurisdiction means the UK, USA, Jersey or Canada.
Priority Indebtedness means, at any time, the sum (without duplication) of:
(a)the aggregate outstanding principal amount of Financial Indebtedness of the Parent (other than any guarantees issued in connection with cash pooling arrangements of the Group which have been entered into in the ordinary course of treasury activities, issued in favour of the financial institution providing such arrangements or one or more of its Affiliates), each Obligor and each other member of the Group secured by Security permitted pursuant to Clause 21.5 (Negative Pledge) at such time; and
(b)the aggregate unpaid principal amount of unsecured Financial Indebtedness of all members of the Group (other than the Parent) at such time, other than unsecured Financial Indebtedness:
(i)in the case of a person which becomes a member of the Group after the date of this Agreement, of that person which is outstanding at the time such person becomes a member of the Group, provided such Financial Indebtedness was not incurred in contemplation of it becoming a member of the Group (and any replacement or extension of such Financial Indebtedness provided that the principal amount thereof (on the date such person became a member of the Group) is not increased);
(ii)incurred by any member of the Group (other than the Parent) that is a special purpose finance company to the extent that the proceeds of such Financial

Indebtedness are either directly or via one or more non-trading vehicles on-lent to a Guarantor (and which member of the Group does not own any assets other than those consistent with its special purpose finance nature);
(iii)of a Subsidiary owed to the Parent or any other Subsidiary;
(iv)of any Guarantor, so long as the guarantee of such Guarantor under this Agreement shall be in full force and effect and neither such Guarantor nor any person acting on its behalf shall have contested in any manner the validity, binding nature or enforceability of such guarantee;
(v)of the type described in paragraphs (g) and (h) of the definition of Financial Indebtedness; and
(vi)any guarantees issued in connection with cash pooling arrangements of the Group which have been entered into in the ordinary course of treasury activities, issued in favour of the financial institutions providing such arrangements.
Published Rate means:
(a)SOFR; or
(b)the Term SOFR for any Quoted Tenor.
Published Rate Replacement Event means, in relation to a Published Rate:
(a)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Parent materially changed;
(b)
(i)
(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than one Month; or
(d)in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
Qualifying Lender has the meaning given to it in Clause 13 (Tax Gross Up).
Quotation Day means, in relation to any period for which an interest rate is to be determined two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).
Quoted Tenor means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.
Rating Agency means Fitch, Moody’s or S&P, together the Rating Agencies.
Receivables Cap means the amount in US dollars equal to 70 per cent. of the “Net Receivables Balance” under (and as defined in) the Ferguson Receivables Facility, disregarding any amendments to the Ferguson Receivables Facility (or termination of the Ferguson Receivables Facility) after the date of this Agreement.
Reference Rate means, in relation to any Loan:
(a)the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or
(b)as otherwise determined pursuant to Clause 11.1 (Unavailability of Term SOFR).
Regulation T, Regulation U or Regulation X means Regulation T, U or, as the case may be, X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
Related Fund means, in relation to a fund (the first fund, a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Market means the market for overnight cash borrowing collateralised by US Government securities.
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Repeating Representations means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding obligations), 19.3 (Non-conflict with other obligations), 19.4 (Power and authority), 19.5 (No default), 19.11 (Governing law and enforcement), 19.15 (Validity and admissibility in evidence) and 19.17 (Sanctions).
Replacement Reference Rate means a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;
(b)in the opinion of the Majority Lenders and the Parent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)in the opinion of the Majority Lenders and the Parent, an appropriate successor to a Published Rate.
Representative means any delegate, agent, manager, administrator, nominee, attorney trustee or custodian.
Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
Restricted Lender shall have the meaning given to it in Clause 21.15 (Sanctions).
Rollover Loan means one or more Loans:
(a)made or to be made on the same day that a maturing Loan is due to be repaid;
(b)the aggregate amount of which is equal to or less than the maturing Loan; and
(c)made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc.
Sanctions means all sanctions administered and enacted by the United Nations Security Council, the European Union, the United States of America, the United Kingdom or Australia or the respective governmental institutions and agencies of any of the foregoing (including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control).
Security means a mortgage, charge, pledge, lien, security interest or other encumbrance securing any obligation of any person or any other type of right of any creditor to have its claims satisfied in priority to other creditors with or from the proceeds of any properties, assets or revenues of any kind (but for the avoidance of doubt shall not include a right arising out of the ordinary course of trading by the relevant person or any right of set-off arising by contract or by law which would not otherwise constitute a mortgage, charge or pledge).
SOFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
Specified Time means a time determined in accordance with Schedule 6 (Timetables).
Subsidiary means a subsidiary of the Parent within the meaning of section 1159 of the Companies Act 2006 and includes a subsidiary within the meaning of Article 2 and 2A of the Jersey Companies Law.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Term SOFR means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
Termination Date means (subject to Clause 6 (Extension Option)) the date falling 364 days after the date of this Agreement.
Total Commitments means the aggregate of the Commitments from time to time, being US$500,000,000 at the date of this Agreement.
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.
Transfer Date means, in relation to a transfer, the later of:
(a)the proposed Transfer Date specified in the Transfer Certificate; and
(b)the date on which the Agent executes the Transfer Certificate.
UK Borrower means a Borrower incorporated under the laws of, or resident for tax purposes in, the United Kingdom.
Undisclosed Administration means in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
United States, USA and US means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US Bankruptcy Law means title 10, United States Code or any other United States federal or state bankruptcy, insolvency or similar law.
US Borrower, US Guarantor or US Obligor means a Borrower or a Guarantor or an Obligor, as the case may be, incorporated under the laws of, or of any State (including the District of Columbia) of, the United States.
US Financings means the 2015 USPP Notes, the 2017 USPP Notes, the 2018 Bonds and the 2020 Bonds.
US GAAP means accounting principles, standards and practices generally accepted from time to time in the United States and issued or adapted by the Financial Accounting Standards Board of the United States.
US Government Securities Business Day means any day other than:
(a)a Saturday or a Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

U.S. Debtor Relief Laws means the U.S. Bankruptcy Law and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally.
US Tax Obligor means:
(a)a Borrower which is resident for tax purposes in the United States; or
(b)an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for United States federal income tax purposes.
USA Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, 115 Stat. 272 (2001), of the United States as amended.
Utilisation means a utilisation of the Facility.
Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
VAT means:
(a)any Tax charged in accordance with the Value Added Tax Act 1994, as may be amended or substituted from time to time;
(b)any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other Tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
1.2Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)the Agent, the Mandated Lead Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)assets includes present and future properties, revenues and rights of every description;
(iii)a Lender’s cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;
(iv)a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(v)indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;
(vii)a regulation includes any regulation, rule, official directive, order, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(viii)a provision of law is a reference to that provision as amended or re-enacted; and
(ix)unless a contrary indication appears a time of day is a reference to London time.
(b)Section, Clause and Schedule headings are for ease of reference only.
(c)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)A Default (or an Event of Default) is continuing if it has not been remedied or waived.
(e)For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):
(i)if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and
(ii)if any new Person comes into existence, such new Person shall be deemed to have been organised on the first date of its existence by the holders of its shares at such time.
1.3Currency Symbols and Definitions
US$, USD and US dollars means the lawful currency for the time being of the United States of America.
1.4Third Party Rights
(a)Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.5Period without role for Agent
(a)In this Clause 1.5, a Non-Agent Period means the period in which the Agent has no role as agent under this Agreement pursuant to paragraph (b) below.
(b)The Agent shall not have a role under this Agreement, other than entering into the Finance Documents in its capacity as Agent, until (subject to paragraph (c) below) the date on which the Agent receives a notice from the Original Lender (with a copy to the Parent) that a bank or financial institution (other than an Affiliate of the Original Lender to whom the Original Lender transfers all (but not part) of its rights and obligations under this Agreement)) becomes a Party as a Lender in accordance with the terms of this Agreement and, immediately upon receipt of any such notice the Agent shall commence acting in its role as agent under this Agreement.
(c)The Agent will be under no obligation to commence acting in its role as agent under this Agreement prior to:
(i)having agreed with the Parent any amendments to this Agreement or any other Finance Documents as may be reasonably requested by the Agent and agreed between the Agent, Original Lender and Parent; and
(ii)completion satisfactory to the Agent of all its necessary “know your customer” and all similar checks under all applicable laws and regulations in respect of the Obligors and any prospective Lender(s) referred to in paragraph (b) above.
(d)During a Non-Agent Period:
(i)subject to paragraph (iii) below, any reference to “the Agent” (other than in this Clause 1.5) and any references to “a Party”, to the extent it relates to the Agent, in any Finance Document shall be construed as a reference to “the Original Lender”;
(ii)any payments or notifications which are expressed to be made to, received by or made available to or by the Agent (as applicable), must be made to, received by or made available to or by the Original Lender; and
(iii)the reference to “the Agent” in Clause 25.9 (Responsibility for documentation) to and including Clause 25.12 (Lenders’ indemnity to the Agent), Clause 15 (Other indemnities) and Clause 17 (Costs and expenses) must be construed as a reference to each of the Agent and the Original Lender in its former and/or existing role of the Agent pursuant to paragraph (i) above.
2.The Facility
2.1The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a US dollar revolving loan facility in an aggregate amount equal to the Total Commitments and the Lenders will, when requested by the Borrowers, make advances in US dollars to the Borrowers.
2.2Increase
(a)During the Availability Period, the Parent may, by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:
(i)the Available Commitments of a Defaulting Lender in accordance with Clause 8.7 (Right of cancellation in relation to a Defaulting Lender); or
(ii)the Commitments of a Lender in accordance with Clause 8.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:
(A)the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an Increase Lender) selected by the Parent (which shall not be a member of the Group) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;
(B)each Obligor and any Increase Lender shall assume such obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(C)each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume such obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(D)the Commitments of the other Lenders shall continue in full force and effect; and
(E)any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)An increase in the Total Commitments will only be effective on:
(i)the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent and the Increase Lender.
(c)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(d)Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of US$3,000 and the Parent shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.
(e)The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a letter between the Parent and the Increase Lender setting out that fee.
(f)Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)the New Lender were references to that Increase Lender; and

(iii)a re-transfer and re-assignment were references to respectively a transfer and assignment.
2.3Finance Parties’ rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4Existing facility agreement
On and from the date of this Agreement, this Agreement refinances and replaces in full the US$500,000,000 revolving facility agreement dated March 2021 between, among others, the Parent and the Existing Agent (as amended and extended from time to time) (the Existing SMBC Agreement). The Existing Agent confirms that the Obligors are released and discharged from all obligations, liabilities or undertakings arising from or in connection with the Existing SMBC Agreement on the later of:
(a)the date on which any Utilisations (under and as defined in the Existing SMBC Agreement) are repaid in full and all fees which are due and payable under the Existing SMBC Agreement are paid in full; and
(b)the date of this Agreement.
3.Purpose
3.1Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility in or towards the general corporate purposes of the Group.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.Conditions of utilisation
4.1Initial conditions precedent
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
(b)the Repeating Representations to be made by each Obligor are true in all material respects.
4.3Maximum number of Loans
A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 5 or more Loans would be outstanding.
5.Utilisation
5.1Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the applicable Availability Period;
(ii)it identifies the Borrower;
(iii)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)the proposed Interest Period complies with Clause 10 (Interest Periods).
(b)Only one Loan may be requested in each Utilisation Request.
5.3Currency and amount
(a)The currency specified in a Utilisation Request must be US dollars.
(b)Unless otherwise agreed by the Lenders, the amount of the proposed Loan must be a minimum of US$10,000,000 or, if less, the Available Facility.
5.4Lenders’ participation
(a)If the conditions set out in this Agreement have been met, and subject to Clause 7.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.Extension option
(a)A Borrower (or the Parent on behalf of a Borrower) may by notice to the Agent (the Extension Request) not more than 60 days and not less than 30 days before the first anniversary of the date of this Agreement (the First Anniversary), request that the Termination Date be extended for a further period of 364 days.
(b)The Agent must promptly notify the Lenders of any Extension Request.
(c)Each Lender may, in its sole discretion, agree to any Extension Request. Subject to no Event of Default being continuing on the First Anniversary, each Lender that agrees to an Extension Request by the date falling 10 days before the First Anniversary will extend its Commitments for a further period of 364 days from the then current Termination Date and the Termination Date with respect to the Commitments of that Lender will be extended accordingly.
(d)If any Lender fails to reply to an Extension Request on or before the date falling 10 days before the First Anniversary, it will be deemed to have refused that Extension Request and its Commitments will not be extended.
(e)Subject to paragraph (g) below, an Extension Request is irrevocable.
(f)If one or more (but not all) of the Lenders agree to an Extension Request, then the Agent must notify the Borrower and the Lenders which have agreed to the extension, identifying in that notification which Lenders have not agreed to the Extension Request.
(g)The Borrower (or the Parent on behalf of a Borrower) may, on the basis that one or more of the Lenders have not agreed to the Extension Request and no later than the date falling 5 days before the First Anniversary, withdraw the request by notice to the Agent which will promptly notify the Lenders.
(h)If the Extension Request is accepted by the Lenders, the Parent shall pay a fee equal to 0.10 per cent. of each extending Lender’s Commitment. This fee shall be paid to the Agent (for the account of the extending Lenders) within five Business Days from the date on which the Termination Date is extended.
7.Repayment
7.1Repayment of Loans
(a)Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:
(i)on the same day that a maturing Loan is due to be repaid by that Borrower; and
(ii)in whole or in part for the purpose of refinancing the maturing Loan;
the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:
(A)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(I)the relevant Borrower will only be required to pay an amount in cash equal to that excess; and

(II)each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and
(B)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(I)the relevant Borrower will not be required to make any payment in cash; and
(II)each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan.
(c)Each Borrower shall repay all outstanding Loans in full on the applicable Termination Date.
8.Prepayment and cancellation
8.1Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and
(c)each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.
8.2Change of control
(a)Subject to paragraph (c) below, if any person (whether alone or together with any associated person or persons) gains control at any time of the Parent or, following a Permitted Change of Control, the New Holding Company:
(i)the Parent, or the New Holding Company, as the case may be, shall promptly notify the Agent upon becoming aware of that event;
(ii)the Parties agree to consult in good faith and consider any proposed amendments to the terms hereof; and
(iii)if no agreement is reached between the Parties within 30 days of the notification in subparagraph (i) above, if a Lender so requires the Agent shall, by not less than five days’ notice to the Parent cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such participations in outstanding Loans, accrued interest and other amounts will become immediately due and payable.
(b)For the purpose of paragraph (a) above associated persons means, in relation to any person, a person who is acting in concert (as defined in the City Code on Takeover and Mergers) with that person or is a connected person (as defined in Section 839 of the Income and Corporation Taxes Act 1988) of that person and control means the power (directly or indirectly) to direct the management and policies of an entity whether through the ownership of voting capital, by contract or otherwise.
(c)Paragraph (a) above shall not apply to any situation in which, as a result of any bona fide scheme of arrangement, offer, arrangement or reorganisation in respect of the Parent and/or the Group, one or more companies (the ultimate Holding Company of such companies or corporations being the New Holding Company) are interposed between the Parent and those persons (the Existing Shareholders) which are the Parent’s shareholders immediately prior to the relevant transaction taking place (the Permitted Change of Control) provided that:
(i)the New Holding Company (and any of its Subsidiaries which is a Holding Company of the Parent) becomes an Additional Guarantor within 30 days of the date on which the Permitted Change of Control comes into effect; and
(ii)the Existing Shareholders control the New Holding Company and the Parent after the Permitted Change of Control occurs.
(d)If a Permitted Change of Control occurs, the Parent and the Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith for a period not exceeding 30 days with a view to agreeing any amendments to this Agreement which are necessary as a result of the Permitted Change of Control. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms. If no amendments have been agreed within such 30 day period, the Parties agree that this Agreement will be amended only to the extent that the Agent (acting on the instructions of the Majority Lenders) reasonably specifies is necessary:
(i)to enable the New Holding Company and each Subsidiary of the New Holding Company which is also a Holding Company of the Parent to become a party to this Agreement as an Additional Guarantor; and
(ii)to reflect any requirements of the law of the jurisdiction in which each such person is incorporated (the Local Law), to ensure that each such proposed Additional Guarantor is able to comply with its obligations under this Agreement to the fullest extent permitted by each relevant Local Law.
8.3Cancellation at end of Availability Period
At the end of the last day of any Availability Period, any Available Commitments will be automatically cancelled.
8.4Voluntary cancellation
The Parent may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of the Available Facility. Any cancellation under this Clause 8.4 shall reduce the Commitments of the Lenders rateably.

8.5Voluntary Prepayment of Loans
The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of US$5,000,000).
8.6Right of repayment and cancellation in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or
(ii)any Lender claims indemnification from the Parent under Clause 13.9 (Tax Indemnity) or Clause 14 (Increased Costs),
the Parent may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.
(b)On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Lender shall immediately be reduced to zero.
(c)On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and the Commitment of the Lender shall immediately be reduced to zero.
8.7Right of cancellation in relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.
(b)On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.8Other provisions relating to prepayment and cancellation
(a)Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.
(d)The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)Unless a contrary indication appears in this Agreement, any cancellation shall be made pro rata to the Commitments of each Lender.
(g)If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.
9.Interest
9.1Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)Adjusted Reference Rate.
9.2Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).
9.3Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 1.00 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.4Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
10.Interest periods
10.1Selection of Interest Periods
(a)A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to this Clause 10, a Borrower (or the Parent) may select an Interest Period of one, three or six Months or any other period agreed between the Parent and the Agent (acting on the instructions of the Majority Lenders if the requested period is less than six Months or acting on the instructions of all the Lenders if the requested period is more than six Months).
(c)Notwithstanding Clause 10.2 (Non-Business Days), an Interest Period for a Loan shall not extend beyond the applicable Termination Date.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.

(f)A Borrower (or the Parent on behalf of a Borrower) may only select up to ten (10) one week Interest Periods in any calendar year.
10.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.Changes to the calculation of interest
11.1Unavailability of Term SOFR
(a)Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(b)Cost of funds: If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, there shall be no Term SOFR for that Loan and Clause 11.3 (Cost of funds) shall apply to that Loan for that Interest Period.
11.2Market disruption
If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of the Market Disruption Rate then Clause 11.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
11.3Cost of funds
(a)If this Clause 11.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(b)If this Clause 11.3 applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.
11.4Break Costs
(a)Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become payable.

12.Fees
12.1Commitment fee
(a)The Parent shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 35 per cent of the applicable Margin per annum on that Lender’s Available Commitment during the applicable Availability Period.
(b)The accrued commitment fee is payable in arrear:
(i)on the last day of each successive period of three Months ending on 31 January, 30 April, 31 July and 31 October in each year prior to the end of the applicable Availability Period;
(ii)on the last day of the applicable Availability Period;
(iii)on any earlier day when the Total Commitments are reduced to zero; and
(iv)to a particular Lender on the date on which that Lender’s participations are repaid and its Commitment cancelled as provided for in Clause 8.6 (Right of repayment and cancellation in relation to a single Lender).
(c)No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any date on which that Lender is a Defaulting Lender.
12.2Upfront fee
The Parent shall pay to the Agent (for the account of the Mandated Lead Arranger) an upfront fee of US$500,000 (being 0.10 per cent. of the Total Commitments at the date of this Agreement) within 10 Business Days of the date of this Agreement.
13.Tax gross up
13.1Definitions
(a)In this Agreement:
Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP, duly completed and filed by the relevant Borrower, which:
(i)where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 1 (The Original Parties), and
(A)where the UK Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(B)where the UK Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower; or
(ii)where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and
(A)where the UK Borrower is a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(B)where the UK Borrower is not a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.
Change of Law means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority.
Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)a partnership each member of which is:
(A)a company so resident in the United Kingdom; or
(B)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up).
UK Non-Bank Lender means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.
UK Qualifying Lender means:
(i)a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)a Lender:
(I)which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
(II)in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)a Lender which is:
(I)a company resident in the United Kingdom for United Kingdom tax purposes;
(II)a partnership each member of which is:
(aa) a company so resident in the United Kingdom; or
(bb) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(III)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(C)a UK Treaty Lender; or
(ii)a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.
UK Treaty Lender means a Lender which:
(i)is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty;
(ii)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(iii)meets all other requirements in the relevant UK Treaty for full exemption from United Kingdom Tax on interest payable under the Finance Documents, except that for this purpose it shall be assumed that any necessary procedural formalities are fulfilled.
UK Treaty State means a jurisdiction having a double taxation agreement (a UK Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

U.S. Qualifying Lender means a Lender which is a person which:
(i)is a United States person (as defined in section 7701(a)(30) of the Code); or
(ii)is not a United States person (as so defined) but is entitled to a complete exemption from, or a full refund of, withholding of U.S. federal income tax on interest payable to it on such date in respect of any Loan; or
(iii)in the case of a Lender, that is not a United States person (as so defined), that acquires a Loan through an assignment or transfer from another U.S. Qualifying Lender after the date of this Agreement, is entitled to the same, or a lower, rate of withholding of U.S. federal income tax on interest payable to the assigning or transferring U.S. Qualifying Lender on the date the Loan in assigned or transferred.
Withholding Form means IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-9 (or in each case, any substitute or successor form thereto) either directly or under cover of IRS Form W-8IMY (or any substitute or successor form) or any other IRS form by which a person may validly claim complete exemption from withholding of U.S. federal income tax on interest payments to that person (or, in the case of a Lender that acquires a Loan through an assignment or transfer from another Lender after the date of this Agreement, claiming a rate of withholding of U.S. federal income tax on interest payments equal to, or lower than, the rate of withholding of U.S. federal income tax on interest payments to the assigning or transferring Lender on the date the Loan in assigned or transferred); provided, that in the case of IRS Form W-8BEN or W-8BEN-E (including as an attachment to IRS Form W-8IMY), the Lender presenting such IRS Form W-8BEN or W-8BEN-E either:
(i)has claimed eligibility for benefits of an income tax treaty to which the United States of America is a party and establishing a complete exemption from withholding of U.S. federal income tax on interest payments pursuant to such treaty; or
(ii)has claimed the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code and attached thereto a certificate to the effect that such Lender is not (x) a “bank” described in Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of any of the Obligors within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code; or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
(b)In this Clause 13 a reference to determines or determined means a determination made in good faith in the absolute discretion of the person making the determination.
13.2Tax gross-up
(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Parent or a Finance Party shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of UK Qualifying Lender and:
(A)an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Parent a certified copy of that Direction; and
(B)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of UK Qualifying Lender and:
(A)the relevant Lender has not given a Tax Confirmation to the Parent; and
(B)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Parent, on the basis that the Tax Confirmation would have enabled the Parent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) or (i) (as applicable) below.
(e)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of a Tax imposed by the United States, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a U.S. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.S. Qualifying Lender other than as a result of any Change of Law.
Provided, however, that no payment will be due to the extent that a Tax Deduction is imposed as a result of the US Tax Obligor not being provided with a duly completed Withholding Form by a Lender if such Lender was required to do so under paragraph (l) below.
(f)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(g)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)
(i)Subject to paragraph (ii) below, a UK Treaty Lender and each Obligor which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, including, to the extent reasonably practicable, making and filing an appropriate application for relief under the relevant UK Treaty.
(ii)
(A)A UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part C of Schedule 1 (The Original Parties); and
(B)a UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (h) above.
(i)If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above and:
(i)a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(A)that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.
(j)If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(k)A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(l)In relation to each Borrower which is a US Borrower, each Lender which is a U.S. Qualifying Lender shall submit to that Borrower, on or prior to the date on which such U.S. Qualifying Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of that Borrower) and before any payments of interest are made, two duly completed and signed copies of the relevant Withholding Form. However, no Lender shall be required to submit any Withholding Form if that Lender is not allowed validly to do so as a result of a Change of Law after the date such Lender becomes a Lender under this Agreement, and in which case the Lender shall immediately inform the Parent and provide the reason as to why it is not allowed validly to do so. The Lender shall also notify the Borrower and the Parent if any Withholding Form previously delivered becomes obsolete or inaccurate in any respect. In any such circumstances, the Lender shall take all necessary but commercially reasonable steps to obtain any exemption (if any) from US federal withholding tax on interest payable by the relevant Borrower to that Lender on Loans under this Agreement that is available to that Lender in the circumstances.
(m)A UK Non-Bank Lender shall promptly notify the Parent and the Agent if there is any change in the position from that set out in the Tax Confirmation.
13.3Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.4Lender Status Confirmation
(a)Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate in the Transfer Certificate or Increase Confirmation (as appropriate) which it executes on becoming a Party as a Lender, and for the benefit of the Agent, which of the following categories it falls in:
(i)with respect to a UK Borrower:
(A)not a UK Qualifying Lender;
(B)a UK Qualifying Lender (other than a UK Treaty Lender);
(C)a UK Treaty Lender;
(ii)with respect to a US Borrower:
(A)a U.S. Qualifying Lender; or
(B)not a U.S. Qualifying Lender.
If such Lender fails to indicate its status in accordance with this Clause 13.4 then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a UK Qualifying Lender or a U.S. Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.4.

13.5Stamp taxes
The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.6Value added tax
(a)All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 13.6 (Value added tax) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a Member State) or the Value Added Tax Act 1994, as may be amended or substituted from time to time.
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
13.7FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (b) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)where a Borrower is a US Tax Obligor on a Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase);
(iii)the date a new US Tax Obligor accedes as a Borrower; or

(iv)where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.
(g)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
(h)The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
13.8FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Agent and the Agent shall notify the other Finance Parties.
13.9Tax Indemnity
(a)The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income, profit or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 13.2 (Tax gross-up);
(B)would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (e) of Clause 13.2 (Tax gross-up) applied;
(C)is (i) in respect of an amount of stamp duty, registration or other similar Tax or (ii) attributable to VAT (which shall be dealt with in accordance with Clause 13.5 (Stamp taxes) and Clause 13.6 (Value added tax) respectively); or
(D)relates to a FATCA Deduction required to be made by a Party.
(c)A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.
(d)A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.9, notify the Agent.
14.Increased costs
14.1Increased costs
(a)Subject to Clause 14.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation or application of) any law or regulation; or
(ii)compliance with any law or regulation made in each case after the date of this Agreement.
(b)In this Agreement Increased Costs means:
(i)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall within six Months of becoming aware of the same notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs; such certificate will however not extend to information and detail that the Lender is not legally allowed to disclose, is confidential or price-sensitive.
14.3Exceptions
Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)attributable to a Tax Deduction required by law to be made by an Obligor;
(b)attributable to Tax on overall net income of any Finance Party in the jurisdiction in which it is treated as resident for tax purposes or in which its Facility Office is located;
(c)attributable to a FATCA Deduction required to be made by a Party;
(d)compensated for by Clause 13.9 (Tax indemnity) (or would have been compensated for under Clause 13.9 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.9 (Tax indemnity) applied);
(e)in respect of an amount of (i) stamp duty, registration or other similar Tax or (ii) VAT (which shall be dealt with in accordance with Clause 13.5 (Stamp taxes) and Clause 13.6 (Value added tax) respectively);
(f)compensated for by any other provision hereof;
(g)attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation;
(h)attributable to the implementation or application or compliance with any Bank Levy;
(i)attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or
(j)not notified to the Agent in accordance with paragraph (a) of Clause 14.2 (Increased cost claims) above.
In this Clause 14.3, a reference to a Tax Deduction has the same meaning given to that term in Clause 13.1 (Definitions).
15.Other indemnities
15.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)making or filing a claim or proof against that Obligor;
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First

Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2Other indemnities
The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);
(c)funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.
15.3Indemnity to the Agent
The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a Default; or
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.Mitigation by the Finance Parties
16.1Mitigation
(a)Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross Up), Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2Limitation of liability
(a)The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.Costs and expenses
17.1Transaction expenses
The Parent shall within 14 days of demand pay the Agent and the Mandated Lead Arranger the amount of all out-of-pocket costs and expenses (including legal fees) reasonably and properly incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the date of this Agreement.
17.2Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Parent shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
17.3Enforcement costs
The Parent shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
18.Guarantee and indemnity
18.1Guarantee and indemnity
(a)Each Guarantor irrevocably and unconditionally jointly and severally:
(i)guarantees to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents (including, without limitation, all amounts which, but for any U.S. Debtor Relief Law, would become due and payable and all interest accruing after the commencement of any proceeding under a U.S. Debtor Relief Law at the rate provided for in the relevant Finance Document, whether or not allowed in any such proceeding);
(ii)undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(iii)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
(b)Notwithstanding anything to the contrary herein, upon occurrence of an Event of Default in accordance with paragraph (b) of Clause 22.15 (Acceleration) any presentment, demand, protest or notice of any kind required by the foregoing clauses are expressly waived.

18.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
18.4Waiver of defences
The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
18.5Guarantor intent
Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
18.6Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.7Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.
18.8Deferral of Guarantor’s rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

18.9Release of Guarantors’ right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
18.10Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
18.11Guarantee Limitations
(a)The guarantee given by any Additional Guarantor is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.
(b)Any term or provision of this Clause 18 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any US Guarantor shall be liable under this Agreement or any other Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement subject to avoidance under applicable Fraudulent Transfer Law.
18.12Waiver of Jersey Customary Law Rights
Without prejudice to the generality of the provisions of Clause 18.4 (Waiver of defences) or otherwise:
(a)each Guarantor irrevocably and unconditionally waives and abandons any and all rights or entitlement which it has or may have under the existing or future laws of the Island of Jersey, whether by virtue of the customary law rights of droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against it in respect of its obligations under this Agreement, and each Guarantor irrevocably and unconditionally undertakes that if at any time proceedings are brought against it in respect of its obligations under this Agreement and any other person is not also joined in any such proceedings, it will not require that any other person be joined in or otherwise made a party to such proceedings, whether the formalities required by any law of the Island of Jersey whether existing or future in regard to the rights or obligations of sureties shall or shall not have been complied with or observed; and
(b)each Guarantor irrevocably and unconditionally waives and abandons any and all rights or entitlement which it has or may have under the existing or future laws of the Island of Jersey, whether by virtue of the customary law right of droit de division or otherwise, to require that any liability under this Agreement be divided or apportioned with any other person or reduced in any manner.

18.13Limitation on Liability of US Guarantors
Notwithstanding anything to the contrary in this Clause 18, the maximum aggregate amount recoverable from any Guarantor under this Clause 18 shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Clause 18 subject to avoidance under any applicable US Federal or State fraudulent obligation, transfer or conveyance law, including Section 548 of the US Bankruptcy Law.
19.Representations
Each Obligor or (if it so states herein) the Parent only makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.
19.1Status
(a)It is a corporation, limited liability company, or partnership duly incorporated or otherwise formed and validly existing under the law of its jurisdiction of incorporation or organisation.
(b)It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
19.2Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.
19.3Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)any law or regulation applicable to it;
(b)the constitutional documents of any member of the Group; or
(c)any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets in a material respect.
19.4Power and authority
It has the power to enter into, perform and deliver the Finance Documents, and all acts, conditions and things required to be done, fulfilled and performed in order:
(a)to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents;
(b)to ensure that the obligations expressed to be assumed by it in the Finance Documents are legal, valid and binding; and
(c)to make the Finance Documents admissible in evidence in its jurisdiction of incorporation, have been done, fulfilled and performed.
19.5No default
(a)No Default (or, when this representation is made other than on the date of this Agreement, Event of Default) is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any Subsidiary’s) assets are subject which could reasonably be expected to have a Material Adverse Effect.
19.6Written information
All written information provided by any member of the Group (including its advisers) to a Finance Party in connection with the Finance Documents was true, complete and accurate in all material respects as at the date it was provided and is not (on such date) misleading in any material respect.
19.7Financial statements
(a)The Parent’s Original Financial Statements were prepared in accordance with the relevant GAAP consistently applied unless expressly disclosed to the contrary.
(b)The Parent’s Original Financial Statements give a true and fair view of the results of the Group’s operations for that year and the state of its affairs and those of the Group at the date unless expressly disclosed to the contrary.
(c)There has been no change in the business or financial condition of the Group since publication of the Parent’s Original Financial Statements which could reasonably be expected to have a Material Adverse Effect.
(d)The Parent’s most recent financial statements delivered pursuant to paragraph (a) of Clause 20.2 (Financial statements):
(i)were prepared in accordance with the relevant GAAP consistently applied; and
(ii)give a true and fair view of the results of the Group’s operations for that year and the state of its affairs and those of the Group at the date of those financial statements, in each case, unless expressly disclosed to the contrary.
19.8Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
19.9No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief) threatened against the Parent or any of its Subsidiaries which are reasonably likely to have a Material Adverse Effect.
19.10Compliance with ERISA; Non-U.S. Plans
(a)The Obligors and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither of the Obligors nor any ERISA Affiliate has incurred any actual or contingent, direct or indirect liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to a Plan, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by either Obligor or any ERISA Affiliate, or in the imposition of any Security on any of the rights, properties or assets of either Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Security as could not reasonably be expected to result in a Material Adverse Effect.
(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Parent’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms current value and present value have the meaning specified in section 3 of ERISA.
(c)The Obligors and each ERISA Affiliate have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that would reasonably be expected to result in a Material Adverse Effect.
(d)The expected postretirement benefit obligation (determined as of the last day of the Parent’s most recently ended financial year in accordance with Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent and its Subsidiaries would reasonably be expected to result in a Material Adverse Effect.
(e)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Obligors and any Subsidiary have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
19.11Governing law and enforcement
(a)The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.
(b)Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
19.12Margin Stock
(a)No US Obligor is engaged principally, or as one of its important activities, in the business of owning or extending credit for the purpose of purchasing or carrying any Margin Stock.
(b)The proceeds of the Loans will not be used, directly or indirectly, in whole or in part, for “purchasing” or “carrying” Margin Stock or for any purpose which might (whether immediately, incidentally or ultimately) cause all or any part of the Loans to be a “purpose credit” within the meaning of Regulation U or Regulation X.
(c)Neither the Obligors nor any agent acting on their behalf has taken or will take any action which might cause any Finance Document or any document delivered under or in connection with any Finance Document to violate any regulation of the Board (including Regulation T, U or X) or violate the United States Securities Exchange Act of 1934 or any applicable United States federal or state securities law.
19.13United States Regulation
(a)None of the Obligors nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
(b)No part of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.
19.14Anti-terrorism laws and anti-money laundering laws
(a)None of the Obligors or, to the knowledge of any Obligor after due inquiry, any person who owns or controls such Obligor, any of its Affiliates, or any of its directors, managers or officers, (i) is designated a Designated Person or a person with whom the Lender is prohibited from dealing by any Anti-Terrorism Law; (ii) engages in transactions that relate to property blocked pursuant to the Executive Order (unless otherwise authorised by the relevant US Anti-Terrorism Law), evade or violate, are intended to evade or violate or attempt to evade or violate, any Anti-Terrorism Law, or (iii) to its knowledge, is or has been under investigation by any governmental authority for, charged with, convicted of or assessed penalties in respect of, or had any funds seized or forfeited in, any action in respect of the foregoing.
(b)Each Obligor has taken, and agrees that it shall continue to take, reasonable measures (including, without limitation, the adoption of adequate policies, procedures and internal controls) appropriate to the circumstances (in any event as required by applicable requirements of law), to ensure that such Obligor and its Subsidiaries is and shall be in compliance with Anti-Terrorism Laws.
19.15Validity and admissibility in evidence
(a)All Authorisations required:
(i)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)to make the Finance Documents to which it is a party admissible in evidence in its country of incorporation, have been obtained or effected and are in full force and effect.
(b)All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.
19.16Deduction of tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:
(a)in the case of a UK Borrower:
(i)a UK Qualifying Lender:

(A)falling within paragraph (i)(A) of the definition of UK Qualifying Lender;
(B)except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of UK Qualifying Lender; or
(C)falling within paragraph (ii) of the definition of UK Qualifying Lender; or
(ii)a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or
(b)in the case of a US Tax Obligor, a U.S. Qualifying Lender.
19.17Sanctions
(a)The relevant members of the Group have in place policies and procedures designed to promote and achieve compliance with applicable Sanctions.
(b)No member of the Group nor, to the best of its knowledge, any director, employee, officer or Affiliate (when acting in their capacity as such) of any member of the Group, is an individual or entity currently the target of any Sanctions.
19.18Repetition
(a)The Repeating Representations are deemed to be made by:
(i)the Parent and each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period; and
(ii)in the case of an Additional Obligor, by such Additional Obligor and the Parent by reference to the facts and circumstances then existing on the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
(b)The representation and warranty in paragraph (d) of Clause 19.7 (Financial Statements) shall only be given on each date of delivery of the relevant financial statements to the Agent pursuant to paragraph (a) of Clause 20.2 (Financial statements) by reference to the financial statements so delivered.
(c)The representation and warranty in Clause 19.6 (Written information) is given in respect of the relevant information on the date on which that information is delivered to the relevant Finance Party.
20.Information Undertakings
The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
20.1Satisfaction of Information Undertakings under the 2020 Facility Agreement
Whilst so long as:
(a)there is one Lender under this Agreement (or the Lenders are Affiliates of each other);
(b)such Lender (or an Affiliate of such Lender) remains a Lender under (and as defined in) the 2020 Facility Agreement; and

(c)the Parent has complied in all material respects with its obligations under Clauses 21.1, 21.2, 21.3 and 21.4 of the 2020 Facility Agreement,
the Parent will be deemed to have discharged its obligations under Clauses 20.2, 20.3, 20.4 and 20.5 of this Agreement.
20.2Financial statements
The Parent shall supply to the Agent in sufficient copies for all the Lenders:
(a)as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;
(b)as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the audited financial statements of each Obligor for that financial year; and
(c)as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years its condensed consolidated financial statements for that financial half year.
20.3Requirements as to financial statements
(a)Each set of financial statements delivered by the Parent pursuant to Clause 20.2 (Financial statements) shall be certified by a director of the relevant Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.
(b)Subject to paragraph (c) below, the Parent shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.2 (Financial statements) is prepared using the relevant GAAP.
(c)The Parent may, in relation to any set of its financial statements, notify the Agent that there has been a change in the relevant GAAP, accounting practices or financial reference periods if it delivers to the Agent a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Parent’s Original Financial Statements were prepared.
Any reference in this Agreement to any financial statements of the Parent shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Parent’s Original Financial Statements were prepared.
(d)If the Parent notifies the Agent of a change in accordance with paragraph (c) above the Parent and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration to the commercial effect of the obligations under this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.
20.4List of Material Subsidiaries
The Parent shall supply to the Agent, with each set of financials statements delivered pursuant to paragraph (a) or (c) of Clause 20.2 (Financial statements), a list (signed by one director of the Parent) of all Material Subsidiaries as at the date as at which those financial statements were drawn up.
20.5Information: miscellaneous
The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and
(c)promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
20.6Notification of default
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
20.7Use of websites
(a)The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the Designated Website) if:
(i)the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)the information is in a format previously agreed between the Parent and the Agent.
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it.
(b)The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.
(c)The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)the password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Parent notifies the Agent under subparagraphs (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within ten Business Days.
20.8“Know your customer” checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor (or of a Holding Company of any Obligor) after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of subparagraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in subparagraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in subparagraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)The Parent shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that the New Holding Company, any of the Subsidiaries of the New Holding Company which is also a Holding Company of the Parent or one of the Parent’s Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).
(d)Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of the relevant person to this Agreement as an Additional Obligor.
21.General Undertakings
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1Authorisations
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
21.2Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would in aggregate have a Material Adverse Effect.
21.3Insurance
Each Obligor shall, and the Parent shall procure that each member of the Group shall, maintain insurances on and in relation to its business and assets with such underwriters or insurance companies, and against such risks and to such extent, as in each case it reasonably considers to be appropriate to such business and assets.
21.4Claims Pari Passu
The Obligors shall ensure that at all times the claims of the Lenders against the Obligors under any of the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.
21.5Negative Pledge
No Obligor shall and the Parent shall at all times ensure that no other member of the Group will, without the prior written consent of the Majority Lenders hereunder or, so long as one Lender under this Agreement (or an Affiliate of a Lender) is a Lender under (and as defined in) the 2020 Facility Agreement without the prior written consent of the Majority Lenders in respect of the 2020 Facility Agreement (as the term “Majority Lenders” is defined therein and, for the avoidance of doubt, the Total Commitment hereunder will form no part of the calculation required to determine Majority Lender consent under Clause 1.1 of the 2020 Facility Agreement) create or permit to subsist any Security over all or any of its present or future revenues or assets other than:
(a)any Security existing on the date of this Agreement which secures only indebtedness secured thereby at the date hereof or any replacement or substitute of such Security where the principal amount secured thereby does not exceed the principal amount secured by the Security which it substitutes or replaces;

(b)any lien arising solely by operation of law securing obligations incurred in good faith in the ordinary course of business;
(c)any Security upon a specific asset or specific assets where such Security is given solely for the purpose of financing the cost of the acquisition of such specific asset or specific assets or any replacement or substitution of such Security and where the principal amount secured by each such Security does not exceed the cost of such acquisition;
(d)any rights by way of reservation or retention of title which are required by the supplier of any property in the normal course of such supplier’s business;
(e)any Security over any asset of any member of the Group acquired by such member of the Group subject to such Security and which secures only indebtedness secured thereby at the date of such acquisition;
(f)any Security created by any member of the Group prior to its becoming a member of the Group and securing only indebtedness incurred by such member of the Group prior to its becoming a member of the Group and not incurred in contemplation of its so becoming a member of the Group and which secures only indebtedness secured thereby at the date on which such member becomes a member of the Group;
(g)any Security on property or assets of any Subsidiary securing indebtedness owing to the Parent; and
(h)any Security in connection with cash pooling arrangements of the Group which arrangements are entered into in the ordinary course of treasury business, to the extent that such Security is granted in favour of the financial institutions or their Affiliates operating those arrangements over any of the bank accounts which are the subject thereof;
(i)any Security granted by any member of the Group over:
(i)receivables held by any member of the Group in connection with:
(A)a securitisation of receivables; or
(B)any receivables financing that is effected on an on-balance sheet basis; or
(ii)the shares in or bank accounts of an issuing vehicle that is the issuer of such securitisation, securing Financial Indebtedness in an outstanding amount which does not exceed at any time, when aggregated with the aggregate amount of outstanding cash advances received by a member of the Group in respect of uncollected receivables which have been disposed of in accordance with paragraph (f) of Clause 21.6 (Disposals), the Receivables Cap (or its equivalent in any other currency or currencies); and
(j)Security in addition to that described in paragraphs (a) to (i) above provided that following the granting of, and giving effect to, such Security, the Obligors shall be in compliance with Clause 21.10 (Priority Indebtedness).
21.6Disposals
No Obligor will, and the Parent will procure that no other member of the Group will sell, lease (as lessor) or otherwise dispose of any of their respective properties or assets, including the shares or other equity in any Subsidiary (collectively, a Disposal), except for:
(a)Disposals in the ordinary course of business and Disposals of obsolete assets no longer used in the business of the relevant Obligor or other member of the Group;

(b)Disposals to any other member of the Group for the time being;
(c)Disposals in exchange for other property or assets reasonably equivalent as to type and value;
(d)Disposals of assets in any transaction which, under GAAP, would result in the assets so disposed of, and the liabilities incurred in connection therewith, being reflected in the consolidated accounts of the Parent;
(e)Disposals of ownership interests in any member of the Group in exchange for interests with reasonably equivalent value in another person;
(f)Disposals by any member of the Group of receivables in connection with off balance sheet securitisations of receivables and limited recourse receivables financings provided that, at any time, the aggregate amount of outstanding cash advances received by a member of the Group in respect of all such uncollected receivables as are disposed of (construed in accordance with the following provisions of this paragraph) does not, when aggregated with the aggregate amount of any Financial Indebtedness referred to in paragraph (i) of Clause 21.5 (Negative Pledge) which is outstanding at that time, exceed the Receivables Cap (or its equivalent in any other currency or currencies). For the purposes of determining whether an uncollected receivable has been “disposed of” for these purposes, no account shall be taken of receivables which are subject to a receivables financing transaction, but in respect of which (a) no cash has been advanced to a member of the Group and (b) a member of the Group is entitled to a related receivable from the provider of the relevant financing;
(g)Disposals of assets to the extent that the proceeds are:
(i)applied within 12 Months of the receipt of such proceeds towards the purchase of other assets for use in the Group’s business provided that such business is consistent with the nature of the Group’s business as carried on at the date of this Agreement; or
(ii)applied promptly to permanently prepay (or repurchase or redeem) and cancel any outstanding Financial Indebtedness of the Group;
(h)Disposals of assets acquired or constructed after the date of this Agreement, within one year following the acquisition or construction of the relevant asset, if the disposing Group member concurrently with the Disposal enters into a leaseback arrangement in relation to the asset on arm’s length terms; or
(i)Disposals not otherwise permitted pursuant to any of paragraphs (a) to (h) provided that:
(i)each such Disposal is made on arm’s length terms;
(ii)is contractually committed to at a time when no Event of Default is continuing; and
(iii)after giving effect thereto the aggregate book value of the properties and assets subject to all such Disposals pursuant to this paragraph (i) during any financial year of the Parent does not exceed 20% of Consolidated Total Assets as of the last day of the financial year of the Parent then most recently ended.
21.7No substantial change
The Parent shall procure that no substantial change shall be made to the general nature of the business of the Group as carried on at the date hereof, except by reason of a disposal or disposals permitted hereunder.

21.8Merger
No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, other than on a solvent basis in circumstances where the relevant Obligor is the surviving entity and its obligations pursuant to the Finance Documents are not adversely affected.
21.9Employee Benefit Matters
The Obligors shall promptly notify the Agent upon becoming aware of any of the following, providing a written notice setting forth the nature thereof and the action, if any, that the Parent or an ERISA Affiliate proposes to take with respect thereto:
(a)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(b)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by either Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(c)any event, transaction or condition that would be reasonably likely to result in the incurrence of any material liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to Plans, or in the imposition of any Security on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Security, taken together with any other such liabilities or Security then existing, could reasonably be expected to have a Material Adverse Effect; or
(d)receipt of notice of the imposition of a material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.
21.10Priority Indebtedness
The Parent will not permit at any time Priority Indebtedness, other than Excluded Priority Indebtedness, to exceed 15% of Consolidated Total Assets.
21.11Environmental
Each Obligor shall, and the Parent shall procure that each member of the Group shall, comply with all applicable Environmental Laws, and with the terms of all Environmental Approvals necessary for the ownership and operation of its businesses from time to time, in each case where failure could reasonably be expected to have a Material Adverse Effect.
21.12Margin Stock
No Obligor may use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.
21.13United States Regulations
Each Obligor shall ensure that neither it, nor any other member of the Group will, by act or omission, become subject to any of the categories, laws or regulations described in Clause 19.13 (United States Regulation).

21.14Anti-Terrorism Laws and Anti-Money Laundering Laws
(a)Each Obligor shall immediately notify the Lender if such Obligor obtains knowledge that any of the representations contained in Clause 19.14 (Anti-terrorism laws and anti-money laundering laws) is incorrect as of any date.
(b)Each Obligor shall not, and it will procure that none of its Affiliates shall, knowingly in contravention of any Anti-Terrorism Law:
(i)conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; or
(ii)deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law.
(c)No Designated Person shall have a controlling interest of any nature whatsoever in any Obligor with the result that an investment in any Obligor (whether direct or indirect) or the Commitment would be in violation of any Anti-Terrorism Law.
(d)At all times throughout the term of the Facility, to the knowledge of each Obligor, based upon reasonable inquiry by such Obligor, none of the funds that are used to repay Loans shall be derived from any unlawful activity, with the result that:
(i)such repayment or any transaction contemplated by the Finance Documents (whether directly or indirectly) is prohibited by law; or
(ii)the Commitment or Loans would be in violation of law.
(e)Each Obligor shall not, and shall not permit any of its Subsidiaries to:
(i)violate any Anti-Terrorism Law;
(ii)require any Lender to take any action that would cause it to violate any Anti-Terrorism Law, it being understood that each Lender can refuse to honour any such request otherwise validly made by any Obligor under this Agreement;
(iii)conduct any transaction for the benefit of any Designated Person in violation of any Anti-Terrorism Law;
(iv)engage in any transaction relating to any property blocked pursuant to any Anti-Terrorism Law, in violation of any Anti-Terrorism Law;
(v)repay the Loans with any funds derived from any unlawful activity with the result that the making of the Loans would be in violation of law; or
(vi)cause or permit the proceeds of any Utilisation to be used, directly or indirectly, to make a loan or other advance to, invest or contribute or otherwise support the activities or business of any person, entity, country or governmental authority that is subject to sanctions administered under any Anti-Terrorism Law; or
(vii)engage in or conspire to engage in any transaction that evades or violates, or is intended to evade or violate, or attempts to evade or violate any Anti-Terrorism Law.
(f)Each Obligor shall deliver to the Agent any certificates or other evidence requested from time to time by any Lender in its reasonable discretion, to confirm such Obligor’s compliance with this Clause 21.14 (Anti-Terrorism Laws and Anti-Money Laundering Laws) to the extent the same is requested so as to enable such Lender to comply with an applicable law or regulation or request made of it by a regulatory body or an advisor which such Lender is customarily in the habit of complying with in respect of such matters.
21.15Sanctions
(a)No Obligor shall (and shall procure that none of its Subsidiaries shall):
(i)knowingly (having taken the requisite due diligence), directly or indirectly, use the proceeds of the Facility or lend, contribute or otherwise make available such proceeds to any member of the Group, joint venture partner or other person or entity (each a Relevant Transaction) to fund any activities or business of or with any person or entity or in any country or territory where, at the time of such funding, such Relevant Transaction would be in breach of applicable Sanctions;
(ii)knowingly (after due and careful enquiry) engage in, or conspire to engage in, any transaction that breaches, or is intended to breach, any Sanctions; or
(iii)otherwise breach any Sanctions that it is aware (after due and careful enquiry) are binding on it.
(b)In relation to each Lender that notifies the Agent to this effect (each a Restricted Lender), Clause 19.17 (Sanctions) and this Clause 21.15 shall only apply for the benefit of that Restricted Lender to the extent that those provisions would not result in:
(i)any violation of, conflict with or liability under EU Regulation (EC) 2271/96 in conjunction with EU Regulation 2018/1100 or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom; or
(ii)a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1(a) no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute.
(c)In connection with any amendment, waiver, determination or direction relating to any part of Clause 19.17 (Sanctions) and this Clause 21.15 of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.
22.Events of Default
Each of the events or circumstances set out in Clause 22.1 (Non-payment) to 22.14 (Material Adverse Change) is an Event of Default.
22.1Non-payment
An Obligor fails to pay any sum due from it under any of the Finance Documents at the time (or within five Business Days of the due date, unless such failure to pay is due to the Obligor’s inability or unwillingness to pay), in the currency and in the manner specified therein.
22.2Misrepresentation
(a)Any representation or warranty made or deemed to be made by an Obligor in this Agreement or in any written notice or other document, certificate or written statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect, untrue or misleading when made or deemed to be made in any material respect.

(b)No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the representation or statement being incorrect, untrue or misleading is capable of remedy and is remedied within 21 days after the Agent has given notice to the Parent or relevant Obligor.
22.3Other Obligations
An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents and such failure (if capable of remedy) is not remedied within 21 days after the Agent has given notice thereof to the Obligor.
22.4Cross Acceleration
(a)Any Financial Indebtedness of any Obligor or Material Subsidiary is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Obligor or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Obligor or Material Subsidiary is cancelled or suspended by a creditor of any Obligor or Material Subsidiary as a result of an event of default (however described).
(d)No Event of Default will occur under this Clause 22.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a), (b) and (c) above is less than US$25,000,000 (or its equivalent in any other currency or currencies).
22.5Cross Default - USPP notes
(a)Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group incurred under the 2015 USPP Notes and/or the 2017 USPP Notes due and payable prior to its specified maturity as a result of an event of default (howsoever described) occurring solely in respect of a breach of the leverage ratio covenant comparing the ratio of borrowings to earnings before interest, tax, depreciation and amortisation (howsoever described) in such financing.
(b)No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness falling within paragraph (a) above is less than US$75,000,000 (or its equivalent in any other currency or currencies).
22.6Insolvency and Rescheduling
(a)Either an Obligor or any Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors in each case by reason of financial difficulties.
(b)Without prejudice to paragraph (a) above or paragraph (c) below, any of the following occurs in respect of any US Obligor:
(i)it makes a general assignment for the benefit of creditors;
(ii)it commences a voluntary case or proceeding under any US Bankruptcy Law;
(iii)an involuntary proceeding under any US Bankruptcy Law is commenced against it and is not challenged by appropriate means within thirty (30) days and is not dismissed or stayed within sixty (60) days after commencement of such case; or

(iv)a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for, or takes charge of, all or a substantial part of the property of such US Obligor or such appointment is requested by any Obligor.
(c)Without prejudice to paragraph (a) above or (b) above, any corporate action, legal proceedings or other procedure or step is taken in respect of any Obligor or any Material Subsidiary being declared “bankrupt” within the meaning of Article 8 of the Interpretation (Jersey) Law 1954 including a declaration of en desastre being made in respect of the property of an Obligor or any Material Subsidiary or the appointment of the Viscount of the Royal Court of Jersey in respect of the property of an Obligor or any Material Subsidiary or any corporate action, legal proceedings or other procedure or step is taken with its creditors in accordance with Article 125 (“Power of company to compromise with creditors and members”) of the Jersey Companies Law.
22.7Winding-Up
Either an Obligor or any Material Subsidiary takes any corporate action or a resolution or order is passed or made for its winding-up, dissolution, administration or re-organisation including under any of the provisions of Part 21 of the Jersey Companies Law or for the appointment of a receiver, administrator, administrative receiver, trustee, the Viscount of the Royal Court of Jersey or similar officer having similar powers in any jurisdiction of it or of any or all of its revenues and assets the aggregate value of which exceeds US$10,000,000 (other than for the purposes of and followed by a reconstruction previously approved in writing by the Majority Lenders hereunder or, so long as one Lender under this Agreement (or an Affiliate of a Lender) is a Lender under (and as defined in) the 2020 Facility Agreement, previously approved in writing by the Majority Lenders in respect of the 2020 Facility Agreement (as the term “Majority Lenders” is defined therein and, for the avoidance of doubt, the Total Commitment under this Agreement will form no part of the calculation required to determine Majority Lender consent under Clause 1.1 of the 2020 Facility Agreement), unless during or following such reconstruction any Obligor or any Material Subsidiary becomes or is declared to be insolvent).
22.8Execution or Distress
Any execution or distress or attachment or legal process is levied against, enforced upon or sued out against, or an encumbrancer takes possession of, the whole or any substantial part of the assets of either of an Obligor or any Material Subsidiary and remains undischarged for 60 days.
22.9Failure to comply with Final Judgment
A final judgment or judgments for the payment of money aggregating in excess of US$25,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Obligors and their Material Subsidiaries and such judgments are not, within 60 days after entry thereof, complied with or stayed pending appeal, or are not complied with within 60 days after the expiration of such stay.
22.10Ownership of the Obligors
An Obligor (other than the Parent) is not or ceases to be a Subsidiary of the Parent.
22.11Repudiation
An Obligor repudiates any of the Finance Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Finance Documents.

22.12Illegality
At any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its material obligations under any of the Finance Documents or any of the obligations of an Obligor under any of the Finance Documents is not or ceases to be legal, valid and binding (in each case, subject only to customary reservations as to legal matters) unless, in each case (other than in the case of the guarantee from the Parent (or, following a Permitted Change of Control, the New Holding Company) under this Agreement), the Lenders are satisfied that:
(a)those obligations have been promptly assumed by another Obligor and continue to be in all respects valid, binding and enforceable; and
(b)the guarantee of each Guarantor under this Agreement is in all respects valid, binding and enforceable to the obligations which have been assumed by the new Obligor.
22.13ERISA
If:
(a)any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code;
(b)a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings;
(c)the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed US$25,000,000 (or its equivalent in any other currency);
(d)any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to Plans;
(e)any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan;
(f)any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent or any Subsidiary thereunder;
(g)any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up; or
(h)any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, and any such event or events described in paragraphs (a) through (h) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. The term employee welfare benefit plan shall have the meaning assigned to such term in Section 3 of ERISA.

22.14Material Adverse Change
Any change occurs in the business or financial condition of the Group taken as a whole which has a Material Adverse Effect.
22.15Acceleration
(a)On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:
(i)cancel the Total Commitments whereupon they shall immediately be cancelled;
(ii)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(iii)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
(b)If an Event of Default occurs in a U.S. court of competent jurisdiction under paragraph (b) of Clause 22.6 (Insolvency and Rescheduling) in relation to:
(i)any US Borrower:
(A)the Total Commitments in relation to such US Borrower shall immediately be cancelled; and
(B)all of the Loans made to such US Borrower, together with accrued interest, and all other amounts accrued under the Finance Documents with respect to such US Borrower shall be immediately due and payable, in each case automatically and without any direction, notice, declaration or other act, all of which are expressly waived; or
(ii)any US Guarantor, each amount expressed by Clause 18 (Guarantee and Indemnity) to be payable by that US Guarantor on demand shall, after that Event of Default has occurred, be immediately due and payable by that US Guarantor without the need for any demand or other claim on that US Guarantor or any other Obligor.
23.Changes to the Lenders
23.1Assignments and transfers by the Lenders
(a)Subject to this Clause 23, a Lender (the Existing Lender) may:
(i)assign any of its rights; or
(ii)transfer by novation any of its rights and obligations,
to another bank or financial institution (the New Lender).
(b)In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(i)any charge, assignment or other Security to secure obligations to a federal reserve, central bank or other applicable governing body or authority;
(ii)in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge or assignment of Security shall:
(A)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(B)require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
23.2Parent consent
(a)The consent of the Parent is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of any Lender or, if at the time of such assignment or transfer there is a continuing Event of Default.
(b)The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent ten Business Days after it has received a written request from the Existing Lender unless consent is expressly refused by the Parent within that time.
23.3Other conditions of assignment or transfer
(a)An assignment will only be effective on:
(i)receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.
(c)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply:
(i)in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility; or
(ii)in relation to Clause 13.2 (Tax gross-up), to a UK Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii)(B) of Clause 13.2 (Tax gross-up), if the UK Borrower making the payment has not made a Borrower DTTP Filing in respect of that UK Treaty Lender.
23.4Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,000.
23.5Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
23.6Procedure for transfer
(a)Subject to the conditions set out in Clause 23.2 (Parent consent) and Clause 23.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to paragraph (g) of Clause 26.3 (Duties of the Agent). The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make a corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)On the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and
(iv)the New Lender shall become a Party as a Lender.
23.7Copy of Transfer Certificate or Increase Confirmation to Parent
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation send to the Parent a copy of that Transfer Certificate or Increase Confirmation.
23.8Lender Affiliates
A Lender may by notice to the Agent nominate an Affiliate of that Lender (a Lender Affiliate) as being the entity through which that Lender will perform its obligations under this Agreement. If the Agent receives any such notice, the Agent shall treat the Lender Affiliate as being responsible for the funding obligations of the relevant Lender under this Agreement, but a breach by the Lender Affiliate of any such obligation shall not relieve the affiliated Lender of that Lender Affiliate of such obligation, in respect of which it shall remain liable.
23.9Increased costs on change of Lender or Facility Office
If a Lender assigns or transfers any portion of its Commitment or changes its Facility Office or designates an Affiliate to perform its obligations pursuant to Clause 23.8 (Lender Affiliates) and, as a result of circumstances existing at the time of the assignment, transfer or change, an Obligor would be obliged to pay an amount under Clause 13 (Tax Gross Up) or Clause 14

(Increased Costs), that Obligor need only pay such amount to the extent it would have been obliged if that assignment, transfer or change had not occurred.
24.Changes to the Obligors
24.1Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
24.2Additional Borrowers
(a)Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower or, in connection with a Permitted Change of Control, the New Holding Company (and any of its Subsidiaries which is a Holding Company of the Parent) becomes an Additional Borrower. That Subsidiary, the New Holding Company or any of its Subsidiaries which is a Holding Company of the Parent, as the case may be, shall become an Additional Borrower if:
(i)all of the Lenders approve the addition of that entity unless such entity is incorporated in a Pre-Approved Jurisdiction;
(ii)the Parent delivers to the Agent a duly completed and executed Accession Letter;
(iii)the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;
(iv)the Agent has given the notification referred to in paragraph (b) below; and
(v)the Repeating Representations, when made by the proposed Additional Borrower, are true in all materials respects and
(vi)in the case of a proposed Additional Borrower which would become a US Borrower, the Repeating Representations shall, for the purpose of this Clause 24.2 only, also include Clause 19.10 (Compliance with ERISA; Non-U.S. Plans), Clause 19.12 (Margin Stock), Clause 19.13 (United States Regulation), Clause 19.14 (Anti-terrorism laws and anti-money laundering laws) and Clause 19.17 (Sanctions). Notwithstanding the foregoing, this paragraph (vi) shall also apply to a proposed Additional Borrower which would become a Borrower for purposes of Clause 19.10 (Compliance with ERISA; Non-U.S. Plans).
(b)The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower.
(c)Subject to paragraph (d) below, each Subsidiary acceding as an Additional Borrower must, on the date of such accession, accede as an Additional Guarantor. The Agent shall not give the notification referred to in paragraph (b) above unless the relevant Additional Borrower, on or before such notification has completed its accession as an Additional Guarantor.
(d)If any Subsidiary of the Parent becomes or is to become an Additional Borrower (and hence an Additional Guarantor also) or an Additional Guarantor only and, as a result of the application of the Guarantee Principles, or otherwise with the approval of the Agent, limitations are to be placed on the guarantee obligations of the relevant Additional Guarantor, then the Agent shall, and is hereby authorised by the Finance Parties to, enter into such amendments to the terms of Clause 18 (Guarantee and

Indemnity) (by way of its countersignature of the relevant Accession Letter, which shall contain amendments to Clause 18 (Guarantee and Indemnity) in respect of the relevant Additional Borrower or Additional Guarantor) as are appropriate to give effect to those limitations.
24.3Additional Guarantors
(a)Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Guarantor or, in connection with a Permitted Change of Control, the New Holding Company (and any of its Subsidiaries which is a Holding Company of the Parent) becomes an Additional Guarantor. That Subsidiary, the New Holding Company or any of its Subsidiaries which is a Holding Company of the Parent, as the case may be, shall become an Additional Guarantor (subject to the Guarantee Principles) if:
(i)the Parent delivers to the Agent a duly completed and executed Accession Letter;
(ii)the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Agent; and
(iii)the Repeating Representations, when made by the proposed Additional Guarantor, are true in all materials respects and in the case of a proposed Additional Guarantor which would become a US Guarantor, the Repeating Representations shall, for the purpose of this Clause 24.3 only, also include Clause 19.10 (Compliance with ERISA; Non-U.S. Plans), Clause 19.12 (Margin Stock), Clause 19.13 (United States Regulation), Clause 19.14 (Anti-terrorism laws and anti-money laundering laws) and Clause 19.17 (Sanctions).
(b)The Parent shall ensure that each Subsidiary which becomes a “Subsidiary Guarantor” or any kind of guarantor under any of the US Financings becomes an Additional Guarantor at the same time in accordance with paragraphs (a)(i) and (a)(ii) above.
(c)The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent).
24.4Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary or the New Holding Company, as the case may be, that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to that Subsidiary or the New Holding Company, as the case may be, to the facts and circumstances then existing.
24.5Resignation of a Borrower
(a)The Parent may request that a Borrower (other than the Parent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:
(i)no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and
(ii)the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
24.6Resignation of a Guarantor
(a)The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.
(b)The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:
(i)no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and
(ii)where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased (or will on the same date resign and cease) to be a Borrower under Clause 24.5 (Resignation of a Borrower), whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.
25.Role of the Agent and the Mandated Lead Arranger
25.1Appointment of the Agent
(a)Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority

Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.3Duties of the Agent
(a)Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(b)Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Increase Confirmation to Parent), paragraph (a) above shall not apply to any Transfer Certificate or Increase Confirmation.
(c)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(e)The Agent shall promptly notify the Lenders of any default arising under Clause 22.1 (Non-payment).
(f)The Agent shall provide to the Parent, within five Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
(g)The Agent, solely for this purpose acting as non-fiduciary agent of the Borrowers, shall maintain a copy of each Transfer Certificate delivered to it and a register for the recording of the names and addresses of the Finance Parties, and Commitments of, and principal amount of the Loans owing to, each Finance Party pursuant to the terms hereof from time to time (for the purposes of this provision, the Register). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice and each Lender hereby consents to the disclosure of the information contained in the Register.
(h)The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
25.4Role of the Mandated Lead Arranger
Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
25.5No fiduciary duties
(a)Nothing in this Agreement constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.
(b)Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.6Business with the Group
The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
25.7Rights and discretions of the Agent
(a)The Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)The Agent may act in relation to the Finance Documents through its officers, employees and agents.
(e)The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.
(g)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(h)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.8Majority Lenders’ instructions
(a)Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.9Responsibility for documentation
Neither the Agent nor the Mandated Lead Arranger is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.10No duty to monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
25.11Exclusion of liability
(a)Without limiting paragraph (i) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arranger to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arranger.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
25.12Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
25.13Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Parent.
(b)Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.
(c)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(e)The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)The Agent shall resign in accordance with paragraph (a) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 13.7 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign.
25.14Replacement of the Agent
(a)After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent acting through an office in the UK.
(b)The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(c)The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
25.15Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.16Relationship with the Lenders
(a)The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(iii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender. Nothing in this paragraph (a) relieves any Lender of its obligations under this Agreement.
25.17Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.18Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
25.19Agent’s Management Time
Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and Expenses) and Clause 25.12 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).
26.Conduct of business by the Finance Parties
No provision of this Agreement will (save as expressly provided to the contrary):
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.Sharing among the Finance Parties
27.1Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).
27.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 28.6 (Partial payments).

27.3Recovering Finance Party’s rights
On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
27.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
27.5Exceptions
(a)This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
28.Payment mechanics
28.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
28.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its

Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London).
28.3Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
28.4Clawback
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
28.5Impaired Agent
(a)If, at any time, the Agent becomes an Impaired Agent, any Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Agent in accordance with Clause 25.14 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 28.2 (Distributions by the Agent).
28.6Partial payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Mandated Lead Arranger under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.7No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.8Business Days
(a)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.9Currency of account
(a)Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.
(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.
28.10Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
28.11Disruption to Payment Systems etc
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);
(e)the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.Contractual Recognition of Bail-In
(a)In this Clause 29:
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(i)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(ii)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and
(iii)in relation to the United Kingdom, the UK Bail-In Legislation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Write-down and Conversion Powers means:
(i)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(ii)in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(A)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(B)any similar or analogous powers under that Bail-In Legislation; and
(iii)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
(b)Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(i)any Bail-In Action in relation to any such liability, including (without limitation):

(A)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(C)a cancellation of any such liability; and
(ii)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
30.Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
31.Notices
31.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
31.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of the Original Obligors, that identified with its signature below;
(b)in the case of the Original Lender, that identified with its signature below;
(c)in the case of each other Lender or any other Additional Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(d)in the case of the Agent, that identified with its signature below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
31.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
31.4Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.
31.5Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
31.6Electronic communication
(a)Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)notify each other of any change to their address or any other such information supplied by them.
(b)Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
31.7English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.Calculations and certificates
32.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
32.2Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
32.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.
33.Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
34.Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
35.Amendments and Waivers
35.1Required consents
(a)Subject to Clause 35.2 (Automatic Amendments), Clause 35.3 (Exceptions) and Clause 35.4 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
35.2Automatic Amendments
If any term of the 2020 Facility Agreement is amended or waived, the equivalent provision of this Agreement shall immediately be deemed to be amended or waived without further consents being required under this Agreement, provided that at the time of such amendment or waiver, there is one Lender under this Agreement (or the Lenders are Affiliates of each other) and such Lender (or an Affiliate of such Lender) is a Lender under (and as defined in) the 2020 Facility Agreement.
35.3Exceptions
Subject to Clause 35.2 (Automatic Amendments) and Clause 35.5 (Changes to reference rates), an amendment or waiver that has the effect of changing or which relates to:
(a)the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)an extension to the date of payment of any amount under the Finance Documents;
(c)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)other than pursuant to Clause 6 (Extension option), an increase in or an extension of any Commitment;
(e)a change to the Borrowers other than in accordance with Clause 24 (Changes to the Obligors);
(f)any provision which expressly requires the consent of all the Lenders; or
(g)Clause 2.3 (Finance Parties’ rights and obligations), Clause 8.1 (Illegality), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 35, shall not be made without the prior consent of all the Lenders.
35.4Other exceptions
(a)Subject to Clause 35.2 (Automatic Amendments), an amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arranger may not be effected without the consent of the Agent or the Mandated Lead Arranger (as appropriate).
(b)If any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (or such longer time period in relation to that request as the Parent and the Agent may agree) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Loans when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.
35.5Changes to reference rates
(a)Subject to Clause 35.2 (Automatic Amendments) and Clause 35.4 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in place of that Published Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.
(b)If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 15 Business Days (or such longer time period in relation to any request which the Parent and the Agent may agree) of that request being made:
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
35.6Replacement of Lender
(a)If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below) then the Parent may, on ten Business Days’ prior written notice to the Agent and such Lender:
(i)replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a Replacement Lender) selected by the Parent (which shall not be a member of the Group), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or
(ii)prepay such Lender.
(b)The replacement or prepayment of a Lender pursuant to this Clause 35.6 shall be subject to the following conditions:
(i)the Parent shall have no right to replace the Agent;
(ii)neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;
(iii)in the event of a replacement or prepayment of a Non-Consenting Lender such replacement or prepayment must take place no later than 30 days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent;

(iv)in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.
(c)A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.
(d)In the event that:
(i)the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)Lenders whose Commitments aggregate more than 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment by the date falling 15 Business Days (or such longer time period as the Parent and the Agent may agree) after the date of the relevant request shall be deemed a Non-Consenting Lender.
35.7Disenfranchisement of Defaulting Lenders
(a)For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.
(b)For the purposes of this Clause 35.7, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
35.8Replacement of a Defaulting Lender
(a)The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Agent and such Lender prepay such Lender or:

(i)replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or
(ii)require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of that Lender, to a Lender or other bank or financial institution (a Default Replacement Lender) selected by the Parent (which shall not be a member of the Group), and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)Any prepayment or transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)the Parent shall have no right to replace the Agent;
(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Default Replacement Lender;
(iii)the transfer or prepayment must take place no later than 90 days after the notice referred to in paragraph (a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Default Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.
36.Confidentiality
36.1Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
36.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such

Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.16 (Relationship with the Lenders));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to paragraph (b) of Clause 23.1 (Assignments and transfers by the Lenders);
(vii)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)who is a Party; or
(ix)with the consent of the Parent;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a

Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;
(d)to any rating agency or monoline insurer (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
36.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)Clause 42 (Governing law);
(vi)the names of the Agent and the Mandated Lead Arranger;
(vii)date of each amendment and restatement of this Agreement;
(viii)amount of Total Commitments;
(ix)currencies of the Facility;
(x)type of Facility;
(xi)ranking of Facility;
(xii)relevant Termination Date for Facility;

(xiii)changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)such other information agreed between such Finance Party and the Parent, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)The Agent shall notify the Parent and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
36.4Entire agreement
This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
36.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
36.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36 (Confidentiality).
36.7Continuing obligations
The obligations in this Clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.

37.Confidentiality of Funding Rates
37.1Confidentiality and disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)The Agent may disclose:
(i)any Funding Rate to the relevant Borrower pursuant to Clause 9.4 (Notification of rates of interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.
(c)The Agent and each Obligor may disclose any Funding Rate to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
37.2Related obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 37.
37.3No Event of Default
No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 37.
38.Lending affiliates
38.1Lending Affiliate definitions
In this Agreement:
Appointing Lender means in relation to a New Lending Affiliate, the Lender which is party to the New Lending Affiliate Appointment Notice relating to that New Lending Affiliate.
Appointment Date means, in relation to the appointment of a New Lending Affiliate, the later of:
(a)the proposed Appointment Date specified in the relevant New Lending Affiliate Appointment Notice; and
(b)the date on which the Agent executes the relevant New Lending Affiliate Appointment Notice.
Lending Affiliate means, in relation to a Lender, a New Lending Affiliate of that Lender, which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
Lending Affiliate Loan means, in relation to a Lending Affiliate, a Loan in which that Lending Affiliate has been nominated to participate pursuant to Clause 38.4 (Nomination of Lending Affiliate Loans).
Lending Affiliate Loan Notice means a notice substantially in the form set out in Schedule 11 (Form of Lending Affiliate Loan Notice).
Lending Affiliate Resignation Notice means a notice substantially in the form set out in Schedule 12 (Form of Lending Affiliate Resignation Notice).
New Lending Affiliate means, in relation to a Lender, an entity which has become a Party as a “New Lending Affiliate” of that Lender in accordance with Clause 38.2 (Appointment of New Lending Affiliates).
New Lending Affiliate Appointment Notice means a notice substantially in the form set out in Schedule 10 (Form of New Lending Affiliate Appointment Notice).
38.2Appointment of New Lending Affiliates
(a)Subject to this Clause 38.2 an entity shall become a Party as a “New Lending Affiliate” of a Lender on the relevant Appointment Date if:
(i)that entity is an Affiliate of that Lender;

(ii)that Affiliate is a bank or financial institution or is a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;
(iii)that Lender and that Affiliate deliver to the Agent a duly completed New Lending Affiliate Appointment Notice in relation to that Affiliate; and
(iv)the Agent executes that New Lending Affiliate Appointment Notice.
(b)The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed New Lending Affiliate Appointment Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that New Lending Affiliate Appointment Notice.
(c)The Agent shall only be obliged to execute a New Lending Affiliate Appointment Notice delivered to it by a Lender and an Affiliate of that Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Affiliate becoming a Party as a New Lending Affiliate.
(d)The Agent shall, as soon as reasonably practicable after it has executed a New Lending Affiliate Appointment Notice, send to the Parent a copy of that New Lending Affiliate Appointment Notice.
(e)If a proposed appointment of an Affiliate of a Lender as a New Lending Affiliate obliges that Affiliate to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of that Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Lender (on behalf of that Affiliate) in order for that Affiliate to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
38.3Lending Affiliates as Lenders
(a)Subject to this Clause 38, any reference in a Finance Document to a “Lender” shall be construed to include a Lending Affiliate.
(b)An Appointing Lender and each of its Lending Affiliates shall be treated as a single Lender for the purposes of:
(i)determining an Appointing Lender’s Available Commitment or whether participations exceed an Appointing Lender’s Commitment; and
(ii)Clause 8.1 (Illegality), Clause 8.2 (Change of control), Clause 8.6 (Right of repayment and cancellation in relation to a single Lender), paragraph (b) of Clause 10.1 (Selection of Interest Periods) and Clause 35.8 (Replacement of a Defaulting Lender).
38.4Nomination of Lending Affiliate Loans
(a)An Appointing Lender may, by delivery of a duly completed Lending Affiliate Loan Notice to the Agent and the Parent no later than the applicable time specified in paragraph (b) below, nominate any of its Lending Affiliates to participate in any Loan, or class of Loan, specified in that Lending Affiliate Loan Notice.
(b)Any Lending Affiliate Loan Notice delivered pursuant to paragraph (a) above shall be delivered:

(i)to the extent that a Loan specified in that Lending Affiliate Loan Notice is a Loan to which paragraph (b) of Clause 7.1 (Repayment of Loans) would have applied had that Loan not been specified in that Lending Affiliate Loan Notice, no later than five Business Days before the proposed Utilisation Date of that Loan; and
(ii)in any other case, no later than five Business Days before the proposed Utilisation Date of any Loan specified in that Lending Affiliate Loan Notice, or, in each case, at such later time agreed by the Agent and the Parent.
(c)A Loan, or class of Loan, may only be specified pursuant to paragraph (a) above by reference to any of:
(i)the Borrower(s) of that Loan or those Loans;
(ii)the jurisdiction of incorporation of the Borrower(s) of that Loan or those Loans;
(iii)the currency of that Loan or those Loans; or
(iv)in the case of the specification of an individual Loan, the proposed Utilisation Date of that Loan.
(d)Clause 23 (Changes to the Lenders) shall not apply to any nomination of a Lending Affiliate Loan or to the effects of that nomination pursuant to this Clause 38.
38.5Participation by Lending Affiliate
(a)An Appointing Lender which nominates its Lending Affiliate to participate in any Loan, or class of Loan, pursuant to Clause 38.4 (Nomination of Lending Affiliate Loans) will be released from its obligations under the Finance Documents which relate to that Loan, or class of Loan, and that Lending Affiliate will be bound by obligations equivalent to those obligations.
(b)Without prejudice to Clause 25.12 (Lenders’ indemnity to the Agent) an Appointing Lender shall not be responsible for, or liable for any damages, costs or losses to any person arising as a result of, the non-performance by any Lending Affiliate of that Appointing Lender of that Lending Affiliate’s obligations under the Finance Documents.
38.6Payments
Notwithstanding Clause 25.16 (Relationship with the Lenders) any obligation under any Finance Document to pay an amount to a Lender, or to the Agent on a Lender’s behalf, in relation to a Lending Affiliate Loan shall be construed as an obligation to pay that amount to the Lending Affiliate nominated by that Lender to participate in that Lending Affiliate Loan or to the Agent on behalf of that Lending Affiliate.
38.7Commitments and voting
(a)Without prejudice to Clause 38.5 (Participation by Lending Affiliate), a Lending Affiliate has no Commitment and any portion of a Commitment which relates to any Lending Affiliate Loan of that Lending Affiliate remains part of the Commitment of the Appointing Lender of that Lending Affiliate.
(b)Any term of this Agreement which acts to cancel or reduce a Commitment on the repayment or prepayment of a Loan shall, in the case of the repayment or prepayment of a Lending Affiliate Loan of a Lending Affiliate, operate to cancel or reduce the corresponding portion of the Commitment of the Appointing Lender of that Lending Affiliate.

(c)No reference in a Finance Document to a “Lender” shall be construed to include any Lending Affiliate for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or any other vote of Lenders under the Finance Documents. The agreement of any Lending Affiliate is not required to approve a request for any such consent, waiver, amendment or vote.
38.8Effect on assignments and transfers
(a)Any assignment or transfer by an Appointing Lender pursuant to Clause 23 (Changes to the Lenders) of its rights and/or obligations under the Finance Documents which relate to that portion of its Commitment which relates to a Lending Affiliate Loan shall be construed to include an assignment or transfer, as the case may be, by it, on behalf of its Lending Affiliate nominated to participate in that Lending Affiliate Loan, of that Lending Affiliate’s rights and/or obligations under the Finance Documents which relate to that Lending Affiliate Loan.
(b)Subject to paragraph (c) below the rights and/or obligations of a Lending Affiliate under the Finance Documents may not be assigned or transferred other than pursuant to an assignment or transfer by its Appointing Lender described in paragraph (a) above.
(c)A Lending Affiliate (the Existing Lending Affiliate) may, subject to Clause 23 (Changes to the Lenders), assign any of its rights under any Finance Document which relate to an outstanding Lending Affiliate Loan to another Lending Affiliate of its Appointing Lender (the Alternative Lending Affiliate) or to its Appointing Lender.
(d)An assignment described in paragraph (c) above will only be effective on receipt by the Agent of written confirmation from the Alternative Lending Affiliate or, as the case may be, the Appointing Lender (in form and substance satisfactory to the Agent) that the Alternative Lending Affiliate or, as the case may be, the Appointing Lender will assume the same obligations to the other Finance Parties as it would have been under if, in the case of an Alternative Lending Affiliate, it had been nominated to participate in that Lending Affiliate Loan or, in the case of an Appointing Lender, the Existing Lending Affiliate had not been nominated to participate in that Lending Affiliate Loan.
(e)Paragraph (a)(i) of Clause 23.3 (Other conditions of assignment or transfer) shall not apply to an assignment described in paragraph (c) above.
38.9Communications
(a)Each Lending Affiliate shall be represented by its Appointing Lender for all administrative purposes under the Finance Documents and each Lending Affiliate shall deal with each other Party exclusively through its Appointing Lender.
(b)The Agent shall be entitled to carry out all dealings with a Lending Affiliate through the Appointing Lender of that Lending Affiliate and may give to that Appointing Lender any notice, document or other communication required to be given by the Agent to that Lending Affiliate.
38.10Defaulting Lenders
An Appointing Lender shall be treated as a Defaulting Lender if any Lending Affiliate of that Appointing Lender is a Defaulting Lender and a Lending Affiliate shall be treated as a Defaulting Lender if its Appointing Lender is a Defaulting Lender.

38.11Other adjustments
(a)Any obligation under this Agreement for a Lending Affiliate to transfer its rights and obligations under this Agreement shall be construed as an obligation for the Appointing Lender of that Lending Affiliate to transfer its rights and obligations under this Agreement which relate to that portion of its Commitment which relates to any Lending Affiliate Loan of that Lending Affiliate.
(b)If:
(i)a Lending Affiliate is nominated to participate in any Loan, or class of Loan, pursuant to the delivery of a Lending Affiliate Loan Notice; and
(ii)as a result of circumstances existing at the date of delivery of that Lending Affiliate Loan Notice an Obligor would be obliged to make a payment to that Lending Affiliate under Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs),
then that Lending Affiliate is only entitled to receive payment under those Clauses in respect of a Lending Affiliate Loan which is the subject of that Lending Affiliate Loan Notice to the same extent as its Appointing Lender would have been if that Loan had not been a Lending Affiliate Loan. This paragraph (b) shall not apply:
(iii)in respect of a Lending Affiliate Loan which is the subject of a Lending Affiliate Loan Notice delivered by an Appointing Lender at or about the same time as that Appointing Lender becomes a Party as a Lender in the ordinary course of the primary syndication of the Facility; or
(iv)in relation to Clause 13.2 (Tax gross-up), to a Lending Affiliate that is a UK Treaty Lender and that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii)(B) of Clause 13.2 (Tax gross-up) if the Obligor making the payment has not made a Borrower DTTP Filing in respect of that UK Treaty Lender.
38.12Resignation of Lending Affiliate
(a)If no Lending Affiliate Loan in respect of which a Lending Affiliate has rights or obligations under this Agreement is outstanding, that Lending Affiliate and its Appointing Lender may request that such Lending Affiliate (the Resigning Lending Affiliate) ceases to be a Lending Affiliate by delivering to the Agent a Lending Affiliate Resignation Notice.
(b)The Agent shall as soon as reasonably practicable after receipt by it of a duly completed Lending Affiliate Resignation Notice appearing on its face to comply with the terms of this Agreement, and delivered in accordance with the terms of this Agreement, accept that Lending Affiliate Resignation Notice and notify the Appointing Lender of that Resigning Lending Affiliate and the Parent of its acceptance.
(c)Upon notification by the Agent to that Appointing Lender and the Parent of its acceptance of the resignation of that Resigning Lending Affiliate:
(i)that Resigning Lending Affiliate shall cease to be a Lending Affiliate and shall have no further rights or obligations under the Finance Documents as a Lending Affiliate; and
(ii)any nomination of that Lending Affiliate to participate in any Loan, or class of Loan, shall be cancelled.
(d)A Lending Affiliate shall, and its Appointing Lender shall procure that such Lending Affiliate will, resign pursuant to this Clause 38.12 if:

(i)that Lending Affiliate ceases to be an Affiliate of its Appointing Lender; or
(ii)its Appointing Lender ceases to be a Party.
39.Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
40.USA Patriot Act
Any Lender subject to the provisions of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.
41.Trial by jury
EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER IS INTENDED TO APPLY TO ALL DISPUTES. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
42.Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.
43.Enforcement
43.1Jurisdiction
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)irrevocably appoints Ferguson UK Holdings Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties

Schedule 2
Conditions precedent

Schedule 3
Utilisation Request

Schedule 4
Form of Transfer Certificate

Schedule 5
Form of Accession Letter

Schedule 6
Timetables

Schedule 7
Form of Resignation Letter

Schedule 8
Form of Increase Confirmation

Schedule 9
Guarantee Principles

Schedule 10
Form of New Lending Affiliate Appointment Notice

Schedule 11
Form of Lending Affiliate Loan Notice

Schedule 12
Form of Lending Affiliate Resignation Notice

Schedule 13
LMA Form of Confidentiality Undertaking

SIGNATORIES
Parent
FERGUSON PLC
Name:         /s/ William S. Brundage
Position:     Group Chief Financial Officer
Address:    13 Castle Street
St Helier
Jersey
JE1 1ES
Channel Islands

FAO:        Shaun McElhannon, Andrew Jaffe, Brenda Crowder and Royston Da Costa

Original Borrowers
For and on behalf of
FERGUSON PLC
Name:         /s/ William S. Brundage
Position:     Group Chief Financial Officer
Address:    13 Castle Street
St Helier
Jersey
JE1 1ES
Channel Islands

FAO:        Shaun McElhannon, Andrew Jaffe, Brenda Crowder and Royston Da Costa

FERGUSON UK HOLDINGS LIMITED
By:        /s/ Shaun McElhannon
Position:     Vice President, Treasurer
Address:        1020 Eskdale Road Winnersh Triangle
Berkshire
RG41 5TS

FAO:        Shaun McElhannon, Andrew Jaffe, Brenda Crowder and Royston Da Costa

Original Guarantors
FERGUSON PLC
Name:        /s/ William S. Brundage
Position:     Group Chief Financial Officer
Address:    13 Castle Street
St Helier
Jersey
JE1 1ES
Channel Islands

FAO:        Shaun McElhannon, Andrew Jaffe, Brenda Crowder and Royston Da Costa

FERGUSON UK HOLDINGS LIMITED
By:        /s/ Shaun McElhannon
Position:     Vice President, Treasurer
Address:        1020 Eskdale Road Winnersh Triangle
Berkshire
RG41 5TS

FAO:        Shaun McElhannon, Andrew Jaffe, Brenda Crowder and Royston Da Costa

Mandated Lead Arranger
SUMITOMO MITSUI BANKING CORPORATION, LONDON BRANCH
By: /s/ Samantha Taylor
/s/ Takehisa Manabe

Original Lender

SUMITOMO MITSUI BANKING CORPORATION, LONDON BRANCH
By: /s/ Samantha Taylor
/s/ Takehisa Manabe

Address:     99 Queen Victoria St,
London EC4V 4EH
Attention:    SMBC Bank International plc, Loans Agency, FAO: Chris Sims
Facsimile:    ########
Email:     ########

Existing Agent
SMBC BANK INTERNATIONAL PLC
By:    /s/ Samantha Taylor
/s/ Takehisa Manabe

Address:     99 Queen Victoria St,
London EC4V 4EH
Attention:    SMBC Bank International plc, Loans Agency, FAO: Chris Sims
Facsimile:    ###########
Email:    ###########

Agent
SMBC BANK INTERNATIONAL PLC
By:    /s/ Samantha Taylor
/s/ Takehisa Manabe
Address:     99 Queen Victoria St,
London EC4V 4EH
Attention:    SMBC Bank International plc, Loans Agency, FAO: Chris Sims
Facsimile:    #########
Email:     #########
Telephone:    #########